EXHIBIT 2.1

                                                               EXECUTION VERSION



================================================================================


                          AGREEMENT AND PLAN OF MERGER

                            DATED AS OF JULY 6, 2005

                                  BY AND AMONG

                         UNITEDHEALTH GROUP INCORPORATED

                              POINT ACQUISITION LLC

                                       AND

                         PACIFICARE HEALTH SYSTEMS, INC.



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
                                TABLE OF CONTENTS

                              ARTICLE I The Merger


Section 1.01      The Merger......................................................................................2

Section 1.02      Closing.........................................................................................2

Section 1.03      Effective Time..................................................................................2

Section 1.04      Effects of the Merger...........................................................................2

Section 1.05      Certificate of Formation; Operating Agreement...................................................2

Section 1.06      Managers........................................................................................3

Section 1.07      Officers........................................................................................3

Section 1.08      Alternative Merger Structure....................................................................3

                    ARTICLE II Effect of the Merger on the Capital Stock of the
                               Constituent Entities; Exchange of Certificates; Company
                               Equity Awards

Section 2.01      Effect on Capital Stock.........................................................................3

Section 2.02      Exchange of Certificates........................................................................4

Section 2.03      Company Equity Awards...........................................................................8

                    ARTICLE III Representations and Warranties of the Company

Section 3.01      Organization, Standing and Corporate Power.....................................................11

Section 3.02      Subsidiaries...................................................................................11

Section 3.03      Capital Structure..............................................................................12

Section 3.04      Authority; Noncontravention....................................................................13

Section 3.05      Governmental Approvals.........................................................................14

Section 3.06      Company SEC Documents; No Undisclosed Liabilities..............................................15

Section 3.07      Information Supplied...........................................................................16

Section 3.08      Absence of Certain Changes or Events...........................................................16

Section 3.09      Litigation.....................................................................................16

Section 3.10      Contracts......................................................................................17

Section 3.11      Compliance with Laws...........................................................................19

Section 3.12      Employee Benefit Plans.........................................................................22

Section 3.13      Taxes..........................................................................................24

Section 3.14      Intellectual Property; Software................................................................26

Section 3.15      Properties and Assets..........................................................................29

Section 3.16      Environmental Matters..........................................................................29

Section 3.17      Transactions with Related Parties..............................................................30

Section 3.18      Brokers and Other Advisors.....................................................................30

Section 3.19      Opinion of Financial Advisor...................................................................31

Section 3.20      Statutory Financial Statements.................................................................31

Section 3.21      Reserves.......................................................................................31

Section 3.22      Capital or Surplus Maintenance.................................................................32

Section 3.23      Company Rights Plan............................................................................32

                    ARTICLE IV Representations and Warranties of Parent and
                               Merger Sub

Section 4.01      Organization, Standing and Corporate Power.....................................................33

Section 4.02      Capital Structure..............................................................................33

Section 4.03      Authority; Noncontravention....................................................................34

Section 4.04      Governmental Approvals.........................................................................35

Section 4.05      Parent SEC Documents...........................................................................36

Section 4.06      Information Supplied...........................................................................36

Section 4.07      Absence of Certain Changes or Events...........................................................37

Section 4.08      Litigation.....................................................................................37

Section 4.09      Compliance with Laws...........................................................................37

Section 4.10      No Business Activities.........................................................................38

Section 4.11      No Parent Vote Required........................................................................38

Section 4.12      Taxes..........................................................................................38

                    ARTICLE V Covenants Relating to Conduct of Business

Section 5.01      Conduct of Business............................................................................38

Section 5.02      No Solicitation by the Company.................................................................44

                    ARTICLE VI Additional Agreements

Section 6.01      Preparation of the Form S-4 and the Proxy Statement; Company Stockholders Meeting..............47

Section 6.02      Access to Information; Confidentiality.........................................................48

Section 6.03      Reasonable Best Efforts........................................................................48

Section 6.04      Indemnification, Exculpation and Insurance.....................................................52

Section 6.05      Fees and Expenses..............................................................................53

Section 6.06      Public Announcements...........................................................................53

Section 6.07      Affiliates.....................................................................................53

Section 6.08      Stock Exchange Listing.........................................................................53

Section 6.09      Tax-Free Reorganization Treatment..............................................................54


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
Section 6.10      Stockholder Litigation.........................................................................54

Section 6.11      Employee Matters...............................................................................54

Section 6.12      Employment Agreements..........................................................................56

Section 6.13      Standstill Agreements, Confidentiality Agreements, Anti-takeover Provisions....................56

Section 6.14      Letters of the Accountants.....................................................................56

Section 6.15      Reserves.......................................................................................56

                    ARTICLE VII Conditions Precedent

Section 7.01      Conditions to Each Party's Obligation to Effect the Merger.....................................57

Section 7.02      Conditions to Obligations of Parent and Merger Sub.............................................57

Section 7.03      Conditions to Obligation of the Company........................................................59

Section 7.04      Frustration of Closing Conditions..............................................................60

                    ARTICLE VIII Termination, Amendment and Waiver

Section 8.01      Termination....................................................................................60

Section 8.02      Termination Fee................................................................................61

Section 8.03      Effect of Termination..........................................................................63

Section 8.04      Amendment......................................................................................64

Section 8.05      Extension; Waiver..............................................................................64

Section 8.06      Procedure for Termination or Amendment.........................................................64

                    ARTICLE IX General Provisions

Section 9.01      Nonsurvival of Representations and Warranties..................................................64

Section 9.02      Notices........................................................................................64

Section 9.03      Definitions....................................................................................65

Section 9.04      Interpretation.................................................................................66

Section 9.05      Counterparts...................................................................................67

Section 9.06      Entire Agreement; No Third-Party Beneficiaries.................................................67

Section 9.07      Governing Law..................................................................................67

Section 9.08      Assignment.....................................................................................67

Section 9.09      Specific Enforcement; Consent to Jurisdiction..................................................67

Section 9.10      Severability...................................................................................68


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
EXHIBITS
--------

Exhibit A - Covered Employees
Exhibit B - Form of Affiliate Letter
Exhibit C - Form of Company Tax Representation Letter
Exhibit D - Form of Company Tax Representation Letter for Reverse Merger Exhibit E - Form of Parent Tax Representation Letter
Exhibit F - Form of Parent Tax Representation Letter for Reverse Merger Exhibit G - Closing Consents








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
                             TABLE OF DEFINED TERMS


Adverse Recommendation Notice.............................................46
Affected Employees........................................................54
Affiliate.................................................................65
Agreement..................................................................1
Authorized Control Level..................................................32
Cash Consideration.........................................................4
Certificate................................................................4
Certificate of Merger......................................................2
Closing....................................................................2
Closing Consents..........................................................65
Closing Date...............................................................2
CMS.......................................................................19
COBRA.....................................................................23
Code.......................................................................1
Company....................................................................1
Company Adverse Recommendation Change.....................................45
Company Board.............................................................10
Company By-Laws...........................................................11
Company Certificate.......................................................11
Company Common Stock.......................................................3
Company Deferred Stock Plans...............................................9
Company Disclosure Letter.................................................11
Company DSUs...............................................................9
Company Insiders..........................................................10
Company Intellectual Property.............................................26
Company Material Adverse Effect...........................................14
Company Plans.............................................................22
Company Preferred Stock...................................................12
Company Regulatory Filings................................................20
Company Restricted Shares..................................................9
Company Rights............................................................12
Company RSUs...............................................................9
Company SEC Documents.....................................................15
Company State Regulatory Filings..........................................31
Company Stock Options......................................................8
Company Stock Plans........................................................8
Company Stockholder Approval..............................................13
Company Stockholders Meeting..............................................47
Company Superior Proposal.................................................45
Company Takeover Proposal.................................................45
Confidentiality Agreement.................................................48
Contract..................................................................14
Convertible Debentures....................................................12
Copyrights................................................................26
Corporate Merger Subsidiary................................................3

Covered Employees..........................................................1
Delaware Law...............................................................2
DGCL.......................................................................2
Dissenting Shares..........................................................8
Effective Time.............................................................2
Employees.................................................................22
Environmental Laws........................................................30
Environmental Liabilities.................................................30
ERISA.....................................................................22
ERISA affiliate...........................................................22
Exchange Act..............................................................10
Exchange Agent.............................................................4
Exchange Fund..............................................................5
Exchange Ratio.............................................................4
Filed Company SEC Documents...............................................16
Form S-4..................................................................16
GAAP......................................................................15
Governmental Authority....................................................15
Hazardous Material........................................................30
HSR Act...................................................................15
Indemnified Parties.......................................................52
Intellectual Property.....................................................26
IP Licenses...............................................................26
IRS.......................................................................24
Knowledge.................................................................65
Largest Broker Contracts..................................................19
Largest Customer Contracts................................................19
Largest Provider Contracts................................................18
Laws......................................................................19
Leased Real Property......................................................29
Liens.....................................................................11
Material Company Takeover Proposal........................................63
Merger.....................................................................1
Merger Consideration.......................................................4
Merger Sub.................................................................1
Merger Sub Interests......................................................34
Negative Regulatory Action................................................50
New Employment Agreements..................................................1
New York Stock Exchange...................................................15
Option Exchange Ratio......................................................9
Other Agreements..........................................................65
Other Core States.........................................................66
Owned Real Property.......................................................29
Parent.....................................................................1
Parent Articles...........................................................33
Parent Board..............................................................34

Parent By-laws............................................................33
Parent Common Stock........................................................4
Parent Disclosure Letter..................................................33
Parent Material Adverse Effect............................................35
Parent Preferred Stock....................................................33
Parent SEC Documents......................................................36
Parent Trading Price.......................................................9
Patents...................................................................26
Permits...................................................................20
Permitted Liens...........................................................66
Person....................................................................66
Precedent Health Care Transaction.........................................66
Proprietary Software......................................................28
Providers.................................................................66
Proxy Statement...........................................................16
Regulated Subsidiaries....................................................32
Release...................................................................30
Relevant Consent..........................................................52
Relevant Filing...........................................................52
Reportable Acquisition....................................................52
Reportable Agreement......................................................51
Representatives...........................................................44
Reserves..................................................................32
Restraints................................................................57
Reverse Merger.............................................................3
Rights Agent..............................................................12
Rights Agreement..........................................................12
SAP.......................................................................31
Sarbanes-Oxley............................................................21
SEC.......................................................................10
Securities Act............................................................15
Software..................................................................26
Stock Consideration........................................................4
Subsidiary................................................................66
Substitute Stock Option....................................................8
Surviving Entity...........................................................2
Termination Date..........................................................60
Termination Fee...........................................................62
Trade Secrets.............................................................26
Trademarks................................................................26

                          AGREEMENT AND PLAN OF MERGER


           This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 6, 2005, is by and among UnitedHealth Group Incorporated, a Minnesota corporation ("Parent"), Point Acquisition LLC, a limited liability company organized under the laws of the State of Delaware and a direct wholly-owned subsidiary of Parent ("Merger Sub"), and PacifiCare Health Systems, Inc., a Delaware corporation (the "Company").

                              W I T N E S S E T H:

           WHEREAS, the respective Boards of Directors of Parent and the Company and the Managing Member of Merger Sub have approved and declared advisable this Agreement and the merger of the Company with and into Merger Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

           WHEREAS, for United States Federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, and that this Agreement constitutes, and hereby is adopted as, a plan of reorganization;

           WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

           WHEREAS, concurrently with the execution of this Agreement, Parent (and/or one of its Subsidiaries) is entering into employment agreements with the individuals set forth on Exhibit A hereto (such employment agreements referred to, collectively, as the "New Employment Agreements," and such individuals, the "Covered Employees" ) in order to provide for the continued service and employment of such persons.

           NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   The Merger

           Section 1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law (the "DGCL") and the Limited Liability Company Act of the State of Delaware (collectively, "Delaware Law"), the Company shall be merged with and into Merger Sub at the Effective Time. At the Effective Time, as a result of the Merger, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving entity in the Merger (the "Surviving Entity") and shall succeed to and assume all the rights and obligations of the Company in accordance with Delaware Law.

           Section 1.02 Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, unless another time, date or place is agreed to in writing by the parties hereto.

           Section 1.03 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of Delaware Law and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under Delaware Law. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as Parent and the Company shall agree upon and shall specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

           Section 1.04 Effects of the Merger. The Merger shall have the effects set forth in Delaware Law.

           Section 1.05  Certificate of Formation; Operating Agreement.

           (a) The Certificate of Formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Formation of the Surviving Entity until thereafter changed or amended as provided therein or by Delaware Law or other applicable Law.

           (b) The Operating Agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Operating Agreement of the Surviving Entity until thereafter changed or amended as provided therein or by applicable Law; provided, however, that the Operating Agreement of the Surviving Entity shall be amended as necessary to comply with the obligations of the Surviving Entity set forth in Section 6.04 hereof.

           Section 1.06 Managers. The managers of Merger Sub immediately prior to the Effective Time shall be the managers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly designated, as the case may be.

           Section 1.07 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

           Section 1.08 Alternative Merger Structure. Notwithstanding any other provision of this Agreement, if requested in writing by Parent at least three business days prior to the Closing Date, the transactions contemplated hereby shall be effected (subject to the conditions contained herein) by (i) Merger Sub converting into a Delaware corporation (the "Corporate Merger Subsidiary") and
(ii) Corporate Merger Subsidiary merging with and into the Company (the "Reverse Merger"), provided that such revision to the structure does not preclude satisfaction of the closing conditions set forth in Section 7.02(e) and Section 7.03(c), without any waiver thereof. In such event, the Company shall be the Surviving Entity, the conversion of the outstanding Company securities will occur as provided in the following Article, and each issued and outstanding share of capital stock of Corporate Merger Subsidiary shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Entity in the Reverse Merger. The other provisions of this Agreement will continue to apply in the event of the Reverse Merger, mutatis mutandis (with all references to Merger Sub deemed to mean the Corporate Merger Subsidiary). Notwithstanding anything to the contrary set forth in this Section 1.08, no revision to the structure of the transactions contemplated hereby shall (i) result in any change in the Merger Consideration, (ii) be materially adverse to the interests of Parent, the Company, Merger Sub, the holders of shares of Parent Common Stock or the holders of shares of Company Common Stock, or (iii) unreasonably impede or delay consummation of the Merger. The parties agree to amend this Agreement to the extent necessary to provide for more specific mechanics of the alternative structure described in this Section 1.08.



                                   ARTICLE II

     Effect of the Merger on the Capital Stock of the Constituent Entities;
                 Exchange of Certificates; Company Equity Awards

           Section 2.01 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of common stock, par value $0.01 per share, of the Company (together with the associated Company Rights, the "Company Common Stock") or any membership interests of Merger Sub:

           (a) Membership Interests of Merger Sub. The issued and outstanding membership interests of Merger Sub shall remain outstanding and shall constitute the only issued and outstanding equity interests of the Surviving Entity.

           (b) Cancellation of Treasury Stock. Each share of Company Common Stock that is owned by the Company (as treasury stock or otherwise), automatically shall be canceled and retired and shall cease to exist, and no shares of Parent Common Stock, cash or other consideration shall be delivered in exchange therefor.

           (c) Conversion of Company Common Stock. Subject to Section 2.02(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.01(b), and other than as provided in
Section 2.02(k) with respect to shares as for which appraisal rights have been perfected), shall be converted into the right to receive:

               (i) 1.10 (the "Exchange Ratio") validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") (the "Stock Consideration"); and

               (ii) $21.50 in cash (the "Cash Consideration " and, together with the Stock Consideration, the "Merger Consideration").

           As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with
Section 2.02(b), without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, the Merger Consideration shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction.

           Section 2.02  Exchange of Certificates.

           (a) Exchange Agent. As of the Effective Time, Parent shall deposit, for the benefit of the holders of shares of Company Common Stock, with Wells Fargo Bank, N.A. or such other bank or trust company as may be designated by Parent, with the Company's prior written consent, which shall not be unreasonably withheld or delayed, as exchange agent (the "Exchange Agent" ), for exchange in accordance with this Article II, through the Exchange Agent, (i) certificates (or evidence of shares in book-entry form) representing the shares of Parent Common Stock issuable pursuant to Section 2.01(c) in exchange for outstanding shares of Company Common Stock, (ii) cash sufficient to pay the Cash Consideration and (iii) from time to time as needed, additional cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.02(e) hereof and any dividends and other distributions pursuant to Section 2.02(c) hereof (such


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
shares of Parent Common Stock and Cash Consideration, together with any dividends or other distributions with respect thereto with a record date after the Effective Time and any cash payments in lieu of any fractional shares of Parent Common Stock, being hereinafter referred to as the "Exchange Fund").

           (b) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.01(c), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and which shall be in customary form and shall have such other provisions as Parent may reasonably specify) and (ii) instructions for use in surrendering the Certificates in exchange for certificates (or evidence of shares in book-entry form) representing the Stock Consideration portion of the Merger Consideration and cash representing the Cash Consideration portion of the Merger Consideration, any dividends or other distributions to which holders of Certificates are entitled pursuant to Section 2.02(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.02(e). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed, and such other documents as may be reasonably required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor
(A) a certificate (or evidence of shares in book-entry form) representing that number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered and (B) a check for the cash that such holder is entitled to receive pursuant to the provisions of this Article II after taking into account all the shares of Company Common Stock then held by such holder under all such Certificates so surrendered, including for the Cash Consideration portion of the Merger Consideration, any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), and the Certificate so surrendered shall then be canceled. In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, (w) a certificate (or evidence of shares in book-entry form) representing the proper number of shares of Parent Common Stock, (x) a check for the Cash Consideration portion of the Merger Consideration, (y) any dividends or other distributions to which such holder is entitled pursuant to Section 2.02(c) and (z) cash in lieu of any fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e), may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if, upon presentation to the Exchange Agent, such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such issuance shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions to which the holder of such Certificate is entitled pursuant to Section 2.02(c) and cash in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e). No interest will be paid or will accrue on the Merger Consideration or on any cash payable to holders of Certificates pursuant to Section 2.02(c) or (e).


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
           (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the share of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of any fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate shall surrender such Certificate in accordance with this Article II. Following surrender of any Certificate, there shall be paid to the holder thereof (i) at the time of such surrender, the amount of cash payable in lieu of any fractional share of Parent Common Stock to which such holder is entitled pursuant to
Section 2.02(e) and the amount of dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time and paid with respect to Parent Common Stock prior to such surrender and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

           (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued and cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II (including any dividends or other distributions paid pursuant to Section 2.02(c) and cash paid in lieu of any fractional shares pursuant to Section 2.02(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Certificates, and at the close of business on the day on which the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Entity of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to the last sentence of Section 2.02(f), if, at any time after the Effective Time, Certificates are presented to the Surviving Entity or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

           (e) No Fractional Shares.

               (i) No certificates, scrip or evidence of shares in book-entry form representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

               (ii) In lieu of such fractional share interests, Parent shall pay to each former holder of shares of Company Common Stock an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such former holder (after taking into account all shares of Company Common Stock held at the Effective Time by such holder) would otherwise be entitled and (B) the per share closing price of Parent Common Stock on the Closing Date (or, if such date is not a trading day, the trading day immediately preceding the Closing
          Date) on the NYSE Composite Transactions Tape (or, if not reported thereby, as reported by any other authoritative source). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent and Parent shall cause the Surviving Entity to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

           (f) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates for nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not previously complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration, any dividends or other distributions with respect to shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock in accordance with this Article II. If any Certificate shall not have been surrendered immediately prior to the date on which any Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.02(c) and all cash payable in lieu of fractional shares pursuant to Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Authority (as defined below), any such Merger Consideration (and all dividends or other distributions payable pursuant to Section 2.02(c) and all cash payable in lieu of fractional shares pursuant to Section 2.02(e)) in respect thereof shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

           (g) No Liability. None of Parent, Merger Sub, the Company or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of any fractional shares of Parent Common Stock or cash from the Exchange Fund, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

           (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be the property of, and shall be paid to, Parent. Any losses resulting from such investments shall not in any way diminish Parent's and Merger Sub's obligation to pay the full amount of the Merger Consideration.

           (i) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions to which the holder of such Certificate would be entitled pursuant to Section 2.02(c) and cash in lieu of any fractional share of Parent Common Stock to which such holder would be entitled pursuant to Section 2.02(e), in each case in accordance with the terms of this Agreement.

           (j) Withholding Rights. The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of shares of Company Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or under any provision of state or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for the purposes of this Agreement as having been paid to the former holder of the shares of Company Common Stock. Any such withholding shall be applied first against the Cash Consideration to the full extent thereof and then against the Stock Consideration. If withholding is required from shares of Parent Common Stock, the Exchange Agent shall sell in the open market such shares of Parent Common Stock on behalf of the former holder of Company Common Stock as is necessary to satisfy such withholding obligation and shall pay such cash proceeds to the appropriate taxing authority.

           (k) Dissenting Shares. Notwithstanding Section 2.01(c), any shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a person who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Delaware Law (the "Dissenting Shares") shall not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its rights to appraisal or it is determined that such holder does not have appraisal rights in accordance with Delaware Law. If, after the Effective Time, such holder fails to perfect or withdraws or loses its right to appraisal, or if it is determined that such holder does not have appraisal rights, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent and Merger Sub prompt notice of any demands received by the Company for appraisal of shares, and Parent and Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands except as required by applicable Law. The Company shall not, except with prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, unless and to the extent required to do so under applicable Law.

           Section 2.03  Company Equity Awards.

           (a) Except as provided in Section 5.01(a)(ii)(2) of the Company Disclosure Letter, all stock options (the "Company Stock Options") outstanding, whether or not exercisable and whether or not vested, at the Effective Time granted under the Company's 1996 Stock Option Plan for Officers and Key Employees, 1996 Non-Officer Directors Stock Plan, Amended 1997 Premium Priced Stock Option Plan, 2000 Employee Plan, 2000 Non-Employee Directors Stock Plan and the 2005 Equity Inventive Plan (collectively, the "Company Stock Plans"), shall remain outstanding following the Effective Time. At the Effective Time, all of the Company Stock Options shall, by virtue of the Merger and without any further action on the part of the Company or the holder thereof, be assumed in full by Parent, which shall have assumed the Company Stock Plans as of the Effective Time by virtue of this Agreement and without any further action by Parent. From and after the Effective Time, all references to the Company in the Company Stock Plans and in any agreement granting Company Stock Options shall be deemed to refer to Parent. Each Company Stock Option assumed by Parent (each, a "Substitute Stock Option") shall be converted automatically into options to purchase shares of Parent Common Stock upon the same terms and conditions as are in effect immediately prior to the Effective Time with respect to such Company Stock Option, except that (i) each such Substitute Stock Option shall represent the right to acquire, that whole number of shares of Parent Common Stock (rounded down to the next whole share) equal to the number of shares of Company Common Stock subject to such Company Stock Option multiplied by the Option Exchange Ratio and (ii) the option price per share of Parent Common Stock under each Substitute Stock Option shall be an amount equal to the option price per share of Company Common Stock subject to the related Company Stock Option in effect immediately prior to the Effective Time divided by the Option Exchange Ratio (the option price per share, as so determined, being rounded up to the next 100th of a cent). Each Substitute Stock Option shall otherwise have the same terms and conditions (including with respect to vesting and exercisability), as such Company Stock Option. For purposes of this Agreement, the "Option Exchange Ratio" shall be the sum of (x) plus (y), where (x) is the Exchange Ratio and (y) is the number equal to the quotient of the Cash Consideration divided by the Parent Trading Price. The "Parent Trading Price" means the per share closing trading price of Parent Common Stock on the NYSE Composite Transactions Tape (or, if not reported thereby, as reported by any other authoritative source), on the trading day immediately prior to the Closing Date. Except as provided in Section 5.01(a)(ii)(2) of the Company Disclosure Letter, Parent acknowledges and agrees that all outstanding Company Stock Options shall vest in full as of the Effective Time under the terms of the Company Stock Plans as a result of the transactions contemplated by this Agreement.

           (b) Except as provided in Section 5.01(a)(ii)(2) of the Company Disclosure Letter, each share of Company Common Stock outstanding as of the Effective Time granted under the Company Stock Plans which is subject to forfeiture risk ("Company Restricted Shares") shall be deemed fully vested as of the Effective Time in accordance with the terms of such plans and, in full settlement thereof (net of applicable withholding in accordance with the practices of the Company prior to the date of this Agreement), shall be converted into the right to receive the per share Merger Consideration contemplated by Section 2.01 of this Agreement, which shall be paid by Parent as promptly as practicable after the Effective Time. Except as provided in Section 5.01(a)(ii)(2) of the Company Disclosure Letter, each deferred stock unit ("Company DSUs") and restricted stock unit ("Company RSUs") deferred under the Company Stock Plans, the Third Amended and Restated Stock Unit Deferred Compensation Plan and the Third Amended and Restated Non-Qualified Deferred Compensation Plan (collectively, the "Company Deferred Stock Plans") shall become distributable (whether or not then vested) and, in full settlement thereof (net of applicable withholding in accordance with the practices of the Company prior to the date of this Agreement), shall be converted into the right to receive the per share Merger Consideration contemplated by Section 2.01 of this Agreement, which shall be paid by Parent as promptly as practicable after the Effective Time. Each share of Company Common Stock to which holders of Company Restricted Shares, Company DSUs and Company RSUs are entitled as of the Effective Time shall be converted into the right to receive the Merger Consideration in accordance with Sections 2.01 and 2.02 of this Agreement. To the extent that amounts are withheld from the consideration otherwise payable to holders of Company Restricted Shares, Company DSUs or Company RSUs pursuant to this Section 2.03, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holders in respect of which the withholding was made.

           (c) As soon as reasonably practicable after the Effective Time, Parent shall deliver, or cause to be delivered, to each holder of a Substitute Stock Option a notice setting forth such holder's rights pursuant thereto. Except as provided herein, Parent shall comply with the terms of all such Substitute Stock Options and ensure that the conversion and assumption provided in this Section 2.03 with respect to any Company Stock Option that qualifies as an "incentive stock option" (as defined in section 422 of the Code) shall be effected in a manner consistent with the requirements of section 424(a) of the Code. Parent shall take all actions with respect to the Company Stock Plans, and the Company Stock Options that are necessary to implement the provisions of this
Section 2.03, including all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Substitute Stock Options pursuant to the terms set forth in this Section 2.03. Parent shall register the shares of Parent Common Stock subject to Substitute Stock Options by filing on the Closing Date a registration statement on Form S-8 (or any successor form) or another appropriate form, with the United States Securities and Exchange Commission (the "SEC") and Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements with respect thereto for so long as Substitute Stock Options remain outstanding.

           (d) Parent and the Company agree that, in order to most effectively compensate and retain Company Insiders in connection with the Merger, both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), to the fullest extent permitted by applicable Law in connection with the conversion of shares of Company Common Stock and other equity securities including derivative securities (i.e., Company Stock Options, Company DSUs and Company RSUs) into shares of Parent Common Stock and Substitute Stock Options in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 2.03(d). The Board of Directors of the Company (the "Company Board"), or a committee of Non-Employee Directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, shall adopt a resolution providing that the disposition by Company Insiders of Company Common Stock, Company DSUs and Company RSUs in exchange for Merger Consideration and the disposition by Company Insiders of Company Stock Options upon conversion into Substitute Stock Options, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. "Company Insiders" shall mean those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act. Actions described in this Section 2.03(c) shall be taken in accordance with the interpretative letter, dated January 12, 1999, issued by the SEC's Division of Corporation Finance to Skadden, Arps, Slate, Meagher & Flom LLP relating to Rule 16b-3 under the Exchange Act.

           (e) Except as set forth in Section 5.01(a)(ii) of the Company Disclosure Letter, since January 1, 2004, the Company, including the Company Board and any committee acting on behalf of the Company Board, has not, and will not hereafter, except for the Company Stockholder Approval and the Merger, take any action to accelerate the vesting or exercisability, or otherwise amend, modify or change the terms, of any Company Stock Option, Company Restricted Shares, Company DSUs or Company RSUs.

                                  ARTICLE III

                  Representations and Warranties of the Company

           Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto) delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Letter"), the Company represents and warrants to Parent and Merger Sub as follows:

           Section 3.01 Organization, Standing and Corporate Power. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing, individually or in the aggregate has not resulted in, and would not reasonably be expected to result in, material direct or indirect costs or liabilities to the Company and its Subsidiaries, taken as a whole. The Company has made available to Parent complete and correct copies of its Certificate of Incorporation (the "Company Certificate") and By-laws (the "Company By-laws") and the certificate of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement. The Company has made available to Parent and its representatives correct and complete copies of the minutes of all meetings of stockholders, the Company Board and each committee of the Company Board and the board of directors of each of its Subsidiaries held since December 31, 2001.

           Section 3.02. Subsidiaries. Section 3.02 of the Company Disclosure Letter lists all the Subsidiaries of the Company and, for each such Subsidiary, the state of formation and each jurisdiction in which such Subsidiary is qualified or licensed to do business. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, claims, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, "Liens"), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests. Except for the capital stock or other equity or voting interests of its Subsidiaries and publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any entity, the Company does not own, directly or indirectly, any capital stock or other equity or voting interests in any person.

           Section 3.03  Capital Structure.

           (a) The authorized capital stock of the Company consists of (x) 200,000,000 shares of Company Common Stock and (y) 40,000,000 shares of preferred stock, par value $0.01 per share ("Company Preferred Stock"), of which, as of the date hereof, 2,000,000 shares of Company Preferred Stock have been designated as Series A Junior Participating Preferred Stock, of which 2,000,000 shares are reserved for issuance upon the exercise of preferred share purchase rights (the "Company Rights") issued pursuant to the Rights Agreement, dated as of November 19, 1999, between the Company and ChaseMellon Shareholder Services, L.L.C., as rights agent (which firm has been replaced as rights agent by ComputerShare Investor Services L.L.C.) (the "Rights Agent"), pursuant to the terms thereof) (the "Rights Agreement"). At the close of business on June 29, 2005, (i) 87,628,414 shares of Company Common Stock were issued and outstanding (which number includes 977,619 Company Restricted Shares), (ii) no shares of Company Common Stock were held by the Company in its treasury, (iii) 14,753,323 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and the Company Deferred Stock Plans (of which 7,647,807 shares of Company Common Stock were subject to outstanding Company Stock Options, 977,619 shares of Company Common Stock were subject to outstanding Company Restricted Shares, 1,256,443 shares of Company Common Stock were subject to outstanding Company RSUs and 641,969 shares of Company Common Stock were subject to outstanding Company DSUs), (iv) 6,428,566 shares of Company Common Stock were reserved for issuance upon conversion of the Company's 3% Convertible Subordinated Debentures due 2032 (the "Convertible Debentures") issued pursuant to an Indenture, dated as of November 22, 2002, between the Company and State Street Bank and Trust Company of California, N.A. (a complete and correct copy of which has been delivered or made available to Parent) and (v) no shares of Company Preferred Stock were issued or outstanding.

           (b) The Company has delivered to Parent a correct and complete list, as of June 24, 2005, of all outstanding Company Stock Options, Company Restricted Shares, Company RSUs, Company DSUs and any other rights to purchase or receive shares of Company Common Stock granted under the Company Stock Plans or otherwise, the number of shares of Company Common Stock subject thereto, whether or not a stock option is an incentive stock option, expiration dates and exercise prices thereof, in each case broken down as to each plan, agreement or other arrangement and as to each individual holder. Except as set forth above in this Section 3.03, at the close of business on June 24, 2005, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as set forth above in this Section 3.03, there are no outstanding stock appreciation rights, rights to receive shares of Company Common Stock on a deferred basis or other rights that are linked to the value of Company Common Stock granted under the Company Stock Plans or otherwise. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

           (c) Except as set forth above in this Section 3.03, there are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above in this Section 3.03, (i) there are not issued, reserved for issuance or outstanding (A) any securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company or any of its Subsidiaries or
(B) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or any obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or any of its Subsidiaries and (ii) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any such securities.

           (d) Section 3.03(d) of the Company Disclosure Letter sets forth a complete and correct list of the following information, as of June 29, 2005, with respect to the Convertible Debentures: (i) the aggregate principal amount thereof, (ii) the aggregate amount of accrued and unpaid interest thereon and
(iii) the conversion price thereof as of the date hereof.

           Section 3.04  Authority; Noncontravention.

           (a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement and the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval"), to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors' rights generally from time to time in effect and by general principles of equity). As of the date hereof, the Company Board, at a meeting duly called and held at which all the directors of the Company were present in person or by telephone, duly and unanimously adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of the Company and the Company's stockholders, (ii) approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) directing that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company, and (iv) recommending that the stockholders of the Company adopt this Agreement. The provisions of Section 203 of the DGCL are inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. No "fair price", "merger moratorium", "control share acquisition" or other anti-takeover or similar statute or regulation applies or purports to apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.

           (b) The execution and delivery of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated by this Agreement by the Company and compliance with the provisions of this Agreement by the Company will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (i) the Company Certificate or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (ii) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease or other contract, agreement, obligation, commitment, arrangement, understanding, instrument, permit or license (each, a "Contract"), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 3.05, any Law applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Company Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

           (c) For purposes of this Agreement, "Company Material Adverse Effect" shall mean any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence or state of facts relating to
(a) the economy or the financial markets in general, (b) the industries in which the Company and its Subsidiaries operate in general, (c) the announcement of the execution of this Agreement or the transactions contemplated hereby or the identity of Parent (provided that the exclusion set forth in this clause (c) shall not apply to Section 3.04(b) hereof), (d) changes in applicable Laws or regulations after the date hereof, (e) changes in GAAP or regulatory accounting principles after the date hereof, (f) liabilities relating to the pending or threatened litigations, mediations, arbitrations and investigations set forth in
Section 3.09 of the Company Disclosure Letter in an aggregate amount equal to or less than the amount set forth in Section 3.04(c)(i) of the Company Disclosure Letter or (g) any litigation, mediation, arbitration or investigation set forth in Section 3.04(c)(ii) of the Company Disclosure Letter; provided that with respect to clauses (a), (b), (d) and (e), such change, effect, event, circumstance, occurrence or state of facts (i) does not specifically relate to (or have the effect of specifically relating to) the Company and its Subsidiaries and (ii) is not more adverse to the Company and its Subsidiaries than to other companies operating in the industries in which the Company and its Subsidiaries operate.

           Section 3.05 Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) the premerger notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (b) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), (c) the Exchange Act, (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and appropriate documents to be filed with the relevant authorities of other states in which the Company is qualified to do business, (e) any appropriate filings with and approvals of the New York Stock Exchange (the "NYSE"), (f) the state insurance department, department of health and other filings and/or approvals set forth in Section 3.05(f) of the Company Disclosure Letter, (g) state securities or "blue sky" laws and (h) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations hereunder or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement. The Regulated Subsidiaries are only domiciled or commercially domiciled in the jurisdictions set forth in
Section 3.05 of the Company Disclosure Letter. The Regulated Subsidiaries hold licenses to conduct their businesses from state insurance and health departments only in the states listed in Section 3.05 of the Company Disclosure Letter. For purposes of this Agreement, "Governmental Authority" shall mean any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental self-regulatory agency, commission or authority having regulatory authority over the Company, Parent or their respective subsidiaries, as the case may be.

           Section 3.06  Company SEC Documents; No Undisclosed Liabilities.

           (a) The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since December 31, 2001 (such documents, the "Company SEC Documents"). No Subsidiary of the Company is required to file, or files, any form, report or other document with the SEC. As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act, or the Exchange Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Company SEC Document has been corrected, revised or superceded by a later-filed Company SEC Document filed prior to the date hereof. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

           (b) Except (i) as set forth in the financial statements included in the Company's Annual Report on Form 10-K filed prior to the date hereof for the year ended December 31, 2004 or (ii) as incurred in the ordinary course of business since December 31, 2004, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Company Material Adverse Effect.

           Section 3.07 Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (as amended or supplemented from time to time, the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the proxy statement relating to the Company Stockholders Meeting (together with any amendments thereof or supplements thereto, in each case in the form or forms mailed to the Company's stockholders, the "Proxy Statement") will, at the date the Proxy Statement is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or portions thereof that relate only to Parent and its Subsidiaries.

           Section 3.08 Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents"), except (a) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby to Parent, Merger Sub and the Company's financial and legal advisors or
(b) as disclosed in the Filed Company SEC Documents there has not been any change, effect, event, circumstance, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

           Section 3.09 Litigation. There is no suit, action, claim, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect.

           Section 3.10  Contracts.

           (a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is of a nature required to be filed as an exhibit to a report or filing under the Securities Act or the Exchange Act, other than any Contract that is filed as an exhibit to the Filed Company SEC Documents.

           (b) Except for Contracts filed in unredacted form as exhibits to the Filed Company SEC Documents, Section 3.10(b) of the Company Disclosure Letter sets forth a correct and complete list as of the date of this Agreement, and the Company has made available to Parent correct and complete copies (including all amendments, modifications, extensions, renewals, guaranties or other Contracts with respect thereto, but excluding certain names, terms and conditions that have been redacted in compliance with applicable Laws governing the sharing of information or otherwise), of:

               (i) all Contracts (other than Contracts of the category required to be disclosed in clause (xiv), clause (xv) or clause (xvi) of this
          Section 3.10(b), regardless of value) of the Company or any of its Subsidiaries having an aggregate value per Contract, or involving payments by or to the Company or any of its Subsidiaries, of more than $750,000 on an annual basis;

               (ii) all Contracts to which the Company or any of its Subsidiaries is a party, or by which the Company, any of its Subsidiaries or any of its Affiliates is bound, that contain a covenant restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Entity and its Subsidiaries) to compete in any business or with any person or in any geographic area;

               (iii) all Contracts of the Company or any of its Subsidiaries with any Affiliate of the Company (other than any of its Subsidiaries);

               (iv) any (A) Contract to which the Company or any of its Subsidiaries is a party granting any license to Intellectual Property, and (B) other license (other than real estate) having an aggregate value per license, or involving payments by the Company or any of its Subsidiaries, of more than $750,000 on an annual basis;

               (v) all confidentiality agreements (other than in the ordinary course of business), agreements by the Company not to acquire assets or securities of a third party or agreements by a third party not to acquire assets or securities of the Company;

               (vi) any Contract having an aggregate value per Contract, or involving payments by or to the Company or any of its Subsidiaries, of more than $750,000 on an annual basis that requires consent of or notice to a third party in the event of or with respect to the Merger, including in order to avoid a breach or termination of or loss of benefit under any such Contract;

               (vii) all joint venture, profit sharing, partnership or other similar agreements involving co-investment with a third party to which the Company or any of its Subsidiaries is a party (other than any such profit sharing or similar agreements entered into in the ordinary course of business);

               (viii) any Contract or order with or from a Governmental Authority (other than ordinary course Contracts with Governmental Authorities as a customer or as a Provider) which imposes any material obligation or restriction on the Company or its Subsidiaries;

               (ix) all leases, subleases, licenses or other Contracts pursuant to which the Company or any of its Subsidiaries use or hold any material property involving payments by or to the Company or any of its Subsidiaries of more than $750,000 on an annual basis;

               (x) all material outsourcing Contracts;

               (xi) all Contracts with investment bankers, financial advisors, attorneys, accountants or other advisors retained by the Company or any of its Subsidiaries involving payments to be made by or to the Company or any of its Subsidiaries after the date of this Agreement of more than $750,000 on an annual basis;

               (xii) all Contracts providing for the indemnification by the Company or any of its Subsidiaries of any person, except for any such Contract that is not material to the Company or any of its Subsidiaries;

               (xiii) all Contracts pursuant to which any indebtedness of the Company or any of its Subsidiaries is outstanding or may be incurred and all guarantees of or by the Company or any of its Subsidiaries of any indebtedness of any other person (other than the Company or any of its Subsidiaries) (except for such indebtedness or guarantees the aggregate principal amount of which does not exceed $750,000 on an annual basis and excluding trade payables arising in the ordinary course of business);

               (xiv) (i) the largest Contracts of the Company and its Subsidiaries with facilities and capitated Providers (including hospitals and medical groups) in the states of California, Texas, Arizona and Colorado (measured in terms of total projected payments by the Company and its Subsidiaries during the year ending December 31,
          2005) that, in the aggregate, represent at least 60% of the total projected 2005 payments by the Company and its Subsidiaries to such Providers in each of such states and (ii) the largest Contracts of the Company and its Subsidiaries with such Providers in the states of Oklahoma, Oregon, Nevada and Washington (measured in terms of total projected payments by the Company and its Subsidiaries during the year ending December 31, 2005) that, in the aggregate, represent at least 50% of the total projected 2005 payments by the Company and its Subsidiaries to such Providers in each of such states (collectively, the "Largest Provider Contracts");

               (xv) Contracts of the Company and its Subsidiaries with the 20 largest customers in California and the 10 largest customers in the Other Core States in the aggregate (in each case measured in terms of total projected payments to the Company and its Subsidiaries during the year ending December 31, 2005) (the "Largest Customer Contracts");

               (xvi) Contracts of the Company and its Subsidiaries with the 20 largest brokers, the 10 largest general agents and the largest broker for American Medical Security Group, Inc. (measured in terms of total projected payments by the Company and its Subsidiaries during the year ending December 31, 2005) (the "Largest Broker Contracts");

               (xvii) any Contract with respect to any risk sharing or risk transfer arrangement or that provides for a retroactive premium or similar adjustment or withholding arrangement, pursuant to the terms of which an adjustment, premium, payment or arrangement is reasonably expected to result therefrom in an amount of $750,000 or more;

               (xviii) any Contract or policy for reinsurance with third parties;

               (xix) any demonstration or pilot or other material Contract with the Centers for Medicare and Medicaid Services ("CMS") or any successor thereto; and

               (xx) any Contract with the Office of Personnel Management, or any successor thereto.

           (c) (i) None of the Company or any of its Subsidiaries (x) is, or has received written notice or has Knowledge that any other party to any of its Contracts is, in violation or breach of or default (with or without notice or lapse of time or both) under, or (y) has waived or failed to enforce any rights or benefits under, any Contract to which it is a party or any of its properties or other assets is subject, and (ii) to the Knowledge of the Company, there has occurred no event giving to others any right of termination, amendment or cancellation of (with or without notice or lapse of time or both) any such Contract except for violations, breaches, defaults, waivers or failures to enforce rights or benefits covered by clauses (i) or (ii) above that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

           Section 3.11  Compliance with Laws.

           (a) The Company and each of its Subsidiaries, has been since December 31, 2002 and is in compliance with all statutes, laws, ordinances, rules, regulations, judgments, orders and decrees of any Governmental Authority, including the federal Medicare statute, the Federal Civil False Claims Act and the Health Insurance Portability and Accountability Act of 1996, or the regulations promulgated pursuant to such statutes or acts or any similar state laws, or regulations, applicable to it, its properties or other assets or its business or operations (collectively, "Laws"), except for instances of non-compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received, since December 31, 2002, a notice or other communication alleging or relating to a possible material violation of any Laws applicable to its businesses or operations. The Company and its Subsidiaries have in effect all material permits, licenses, certificates of authority, variances, exemptions, authorizations, operating certificates, franchises, orders and approvals of all Governmental Authorities (collectively, "Permits") necessary to carry on their businesses as now conducted, and since December 31, 2002, there has occurred no material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination or cancellation of, with or without notice or lapse of time or both, any Permit. There is no event which has occurred that, to the Knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit which revocation, cancellation, non-renewal or adverse modification individually or in the aggregate would reasonably be expected to have a Company Material Adverse Effect. Assuming all Closing Consents (as defined below) are made or obtained, the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit.

           (b) Since December 31, 2002, (i) neither the Company nor any of its Subsidiaries has received, nor otherwise has any Knowledge of, any written notice from any Governmental Authority or has become a party to any enforcement action, order, decree, stipulation or open and pending financial examination that (x) alleges any material noncompliance (or that the Company or any of its Subsidiaries is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged material noncompliance) with any applicable material Law, (y) asserts any risk-based capital deficiency or (z) would be reasonably likely to result in a material fine, assessment or cease and desist order, or the suspension, revocation or material limitation or restriction of any Permit; and (ii) neither the Company nor any of its Subsidiaries has entered into any agreement or settlement with any Governmental Authority with respect to its non-compliance with, or violation of, any applicable Law. Since December 31, 2002, to the Knowledge of the Company, no third party service provider acting on behalf of the Company or any of its Subsidiaries, has received any written notice from any Governmental Authority or has become a party to any enforcement action, order, decree or stipulation that alleges any material noncompliance (or that such third party service provider is under investigation or the subject of an inquiry by any such Governmental Authority for such alleged material noncompliance) with the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder or applicable state privacy or information security laws and regulations.

           (c) Since December 31, 2002, the Company and each of its Subsidiaries has timely filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Authority, including state health and insurance regulatory authorities ("Company Regulatory Filings") and any applicable Federal regulatory authorities, and have timely paid all Taxes, fees and assessments due and payable in connection therewith, except where the failure to make such filings on a timely basis or payments would not be material to the Company or any of its Subsidiaries, taken as a whole. All such Company Regulatory Filings complied in all material respects with applicable Law.

           (d) All premium rates, rating plans, policy forms and terms established or used by the Company's Subsidiaries that are required to be filed with and/or approved by Governmental Authorities have been in all material respects so filed and/or approved, the premiums charged conform in all material respects to the premiums so filed and/or approved and comply in all material respects with the Laws applicable thereto, and to the Company's Knowledge, no such premiums are subject to any investigation by any Governmental Authority.

           (e) The Company and its Subsidiaries have implemented policies, procedures and/or programs designed to assure that its producers, agents, brokers and employees are in material compliance with all applicable Laws, including laws, regulations, directives and opinions of Governmental Authorities relating to advertising, licensing, sales and compensation disclosure practices, unfair trade practices and conflict of interest policies. Each of the Company and its Subsidiaries, and to the Knowledge of the Company, each agent acting on behalf of the Company or any of its Subsidiaries has marketed, administered, sold and issued insurance and healthcare products in compliance in all material respects with all applicable Laws.

           (f) The Company and, to the Knowledge of the Company, each of its executive officers and directors are in compliance with, and have complied, in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act ("Sarbanes-Oxley") and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. The Company has previously disclosed to Parent all of the information required to be disclosed by the Company's chief executive officer and chief financial officer to the Company Board or its audit committee pursuant to the certification requirements relating to Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

           (g) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act), and such disclosure controls and procedures are effective.

           (h) The Company has disclosed, based on its most recent evaluation, to the Company's auditors and the audit committee of the Board of Directors of the Company and to Parent (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that existed as of December 31, 2004 or later which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information for its financial statements and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

           (i) To the Knowledge of the Company, the Company's principal executive officer and its principal financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Sections 302, 906 and 404 of Sarbanes-Oxley, without qualification, when next due.

           (j) Since January 1, 2003, neither the Company nor any of its Subsidiaries has effected any securitization transaction or other "off-balance sheet arrangement" (as defined in Item 303 of Regulation S-K of the SEC).

           Section 3.12  Employee Benefit Plans.

           (a) Section 3.12(a) of the Company Disclosure Letter sets forth a correct and complete list of: all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit plans, programs, agreements, policies, arrangements or payroll practices, including bonus plans, employment, consulting or other compensation agreements, collective bargaining agreements, Company Stock Plans, individual stock option agreements to which the Company is a party granting stock options to acquire Company Common Stock that have not been granted under a Company Stock Plan, incentive and other equity or equity-based compensation, or deferred compensation arrangements, change in control, termination or severance plans or arrangements, stock purchase, severance pay, sick leave, vacation pay, salary continuation for disability, hospitalization, medical insurance, life insurance and scholarship plans and programs maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributed or is obligated to contribute thereunder for current or former employees of the Company or any of its Subsidiaries (the "Employees") (collectively, the "Company Plans").

           (b) Correct and complete copies of the following documents, with respect to each of the Company Plans (other than a Multiemployer Plan), have been delivered or made available to Parent by the Company, to the extent applicable: (i) any plans, all amendments and attachments thereto and related trust documents, insurance contracts or other funding arrangements, and amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; (iv) summary plan descriptions; and (v) material written communications to employees generally.

           (c) The Company Plans have been maintained in accordance with their terms and with all provisions of ERISA, the Code and other applicable Laws, and neither the Company (or any of its Subsidiaries) nor any "party in interest" or "disqualified person" with respect to the Company Plans has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA, except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect. No fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Plan, except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

           (d) The Company Plans intended to qualify under Section 401 of the Code are so qualified and any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt, except as individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

           (e) None of the Company, its Subsidiaries or any trade or business (whether or not incorporated) that is treated as a single employer, with any of them under Section 414(b), (c), (m) or (o) of the Code (each an "ERISA affiliate") has any current or contingent liability with respect to (i) a plan subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code or (ii) any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). Each Company Plan that is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code meets such requirements, with such exceptions that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

           (f) All contributions (including all employer contributions and employee salary reduction contributions) required to have been made under any of the Company Plans (including workers compensation) or by Law (without regard to any waivers granted under Section 412 of the Code), to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension).

           (g) There are no pending actions, claims or lawsuits that have been asserted or instituted against the Company Plans, the assets of any of the trusts under the Company Plans or the sponsor or administrator of any of the Company Plans, or against any fiduciary of the Company Plans with respect to the operation of any of the Company Plans (other than routine benefit claims), nor does the Company have any Knowledge of facts that could form the basis for any such action, claim or lawsuit, other than such actions, claims or lawsuits that individually or in the aggregate have not had and would not reasonably be expected to have a Company Material Adverse Effect.

           (h) None of the Company Plans provides for post-employment life or health insurance, benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or applicable state law, and at the expense of the participant or the participant's beneficiary. Each of the Company and any ERISA affiliate which maintains a "group health plan" within the meaning Section 5000(b)(1) of the Code has complied with the notice and continuation requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder, except where the failure to comply individually or in the aggregate has not had and would not reasonably be expected to have a Company Material Adverse Effect.

           (i) Except as set forth in Section 3.12(i) of the Company Disclosure Letter (to the extent applicable, in each case broken down as to each item, and the individual and amount involved), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, including the Company Stockholder Approval or the Merger, will (i) result in any payment becoming due to any Employee, (ii) increase any benefits otherwise payable under any Company Plan, (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Company Plan or (iv) result in any obligation to fund any trust or other arrangement with respect to compensation or benefits under a Company Plan. Except as set forth in Section 3.12(i) of the Company Disclosure Letter, since January 1, 2005, the Company, including the Company Board, any committee thereof and any officer of the Company, has not taken any action to increase the compensation or benefits payable after the date hereof to any officer having the title of senior vice president or higher of the Company.

           (j) Neither the Company nor any of its Subsidiaries has a contract, plan or commitment, whether legally binding or not, to create any additional Company Plan or to modify any existing Company Plan, except as required by applicable Law or tax qualification requirement.

           (k) Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or any of its Subsidiaries for federal income tax purposes by the Company or any of its Subsidiaries is not an employee for such purposes, except as individually or in the aggregate, together with any breach or breaches of Section 3.12(c) hereof (without regard to any materiality or Company Material Adverse Effect qualifiers therein), has not had and would not reasonably be expected to have a Company Material Adverse Effect.

           (l) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement or other arrangement providing for the payment of any amount which would not be deductible by reason of Section 162(m) or Section 280G of the Code.

           Section 3.13  Taxes.

           (a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all material tax returns required to be filed by it, and all such filed tax returns are correct and complete in all material respects. All taxes shown to be due on such tax returns, and all material taxes otherwise required to be paid by the Company or any of its Subsidiaries, have been timely paid.

           (b) All taxes due and payable by the Company and its Subsidiaries have been adequately provided for in the financial statements of the Company and its Subsidiaries for all periods ending through the date hereof. No material deficiency with respect to taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries that has not been paid in full or fully resolved in favor of the taxpayer. No reductions have been made to the December 31, 2004 current tax reserve and valuation allowance previously reported to Parent.

           (c) The federal income tax returns of the Company and each of its Subsidiaries have been examined by and settled with (or received a "no change" letter from) the Internal Revenue Service (the "IRS") (or, to the Knowledge of the Company, the applicable statute of limitations has expired) for all years through December 31, 1997. All material assessments for taxes due with respect to such completed and settled examinations or any concluded litigation have been fully paid.

           (d) Neither the Company nor any of its Subsidiaries has any obligation under any agreement (either with any person or any taxing authority) with respect to material taxes.

           (e) Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code since the effective date of Section 355(e) of the Code.

           (f) Since December 31, 1997, neither the Company nor any of its Subsidiaries has (i) been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code, other than the affiliated group of which the Company is the common parent or (ii) any material liability for the taxes of any Person (other than the Company or any of its Subsidiaries).

           (g) No audit or other administrative or court proceedings are pending with any taxing authority with respect to any Federal, state or local income or other material taxes of the Company or any of its Subsidiaries, and no written notice thereof has been received by the Company or any of its Subsidiaries and, to the Knowledge of the Company, none is threatened. No issue has been raised by any taxing authority in any presently pending tax audit that could be material and adverse to the Company or any of its Subsidiaries for any period after the Effective Time. Neither the Company nor any of its Subsidiaries has any outstanding agreements, waivers or arrangements extending the statutory period of limitations applicable to any claim for, or the period for the collection or assessment of, any Federal, state or local income or other material taxes.

           (h) No written claim that could give rise to material taxes has been made within the previous five years by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file tax returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction.

           (i) The Company has made available to Parent correct and complete copies of (i) all income and franchise tax returns of the Company and its Subsidiaries for the preceding three taxable years and (ii) any audit report issued within the last three years (or otherwise with respect to any audit or proceeding in progress) relating to income or franchise taxes of the Company or any of its Subsidiaries.

           (j) No Liens for taxes exist with respect to any properties or other assets of the Company or any of its Subsidiaries, except for Permitted Liens.

           (k) All material taxes required to be withheld by the Company or any of its Subsidiaries have been withheld and have been or will be duly and timely paid to the proper taxing authority.

           (l) The Company is not, has not been and will not be a "United States real property holding corporation" within the meaning of Section 897 of the Code at any time during the five-year period ending on the Closing Date.

           (m) Neither the Company nor any of its Subsidiaries has taken any action, has failed to take any action or has any Knowledge of any fact or circumstance that would reasonably be likely to prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

           (n) For purposes of this Agreement, (i) "taxes" shall mean taxes of any kind (including those measured by or referred to as income, franchise, gross receipts, sales, use, ad valorem, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, windfall profits, customs, duties or similar fees, assessments or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority with respect thereto, domestic or foreign and shall include any transferee or successor liability in respect of taxes (whether by contract or otherwise) and any several liability in respect of any tax as a result of being a member of any affiliated, consolidated, combined, unitary or similar group and (ii) "tax returns" shall mean any return, report, claim for refund, estimate, information return or statement or other similar document relating to or required to be filed with any taxing authority with respect to taxes, including any schedule or attachment thereto, and including any amendment thereof.

           Section 3.14  Intellectual Property; Software.

           (a) As used herein: (i) "Intellectual Property means all U.S. and foreign (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans and other distinctive indicia of origin, together with goodwill, registrations and applications relating to the foregoing ("Trademarks"); (b) patents and pending patent applications, invention disclosure statements, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and any extensions thereof, any counterparts claiming priority therefrom and like statutory rights ("Patents");
(c) registered and unregistered copyrights (including those in Software), rights of publicity and all registrations and applications to register the same ("Copyrights"); and (d) confidential technology, know-how, inventions, processes, formulae, algorithms, models and methodologies ("Trade Secrets");
(ii) "IP Licenses" means all Contracts (excluding "click-wrap" or "shrink-wrap" agreements or agreements contained in "off-the-shelf" Software or the terms of use or service for any Web site) pursuant to which the Company and its Subsidiaries have acquired rights in (including usage rights) to any Intellectual Property, or licenses and agreements pursuant to which the Company and its Subsidiaries have licensed or transferred the right to use any Intellectual Property, including license agreements, settlement agreements and covenants not to sue; (iii) "Software" means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, databases and compilations, including any and all electronic data and electronic collections of data, all documentation, including user manuals and training materials, related to any of the foregoing and the content and information contained on any Web site; and
(iv) "Company Intellectual Property" means the Intellectual Property and Software held for use or used in the business of the Company or its Subsidiaries as presently conducted.

           (b) Section 3.14(b) of the Company Disclosure Letter sets forth, for the Intellectual Property owned by the Company and its Subsidiaries, a complete and accurate list of all U.S., state and foreign: (i) Patents issued or pending;
(ii) Trademark registrations and applications for registration (including Internet domain name registrations) and material unregistered trademarks and service marks; and (iii) material Copyrights.

           (c) Section 3.14(c) of the Company Disclosure Letter lists all (i) material Software that is owned by the Company or its Subsidiaries and (ii) material IP Licenses.

           (d) The Company, or one of its Subsidiaries, owns or possesses all licenses or other legal rights to use, sell or license all material Company Intellectual Property, free and clear of all Liens, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole.

           (e) All Trademark registrations and applications for registration, Patents issued or pending and Copyright registrations and applications for registration owned by the Company and its Subsidiaries are valid and subsisting, in full force and effect and have not lapsed, expired or been abandoned, and, to the Knowledge of the Company or its Subsidiaries, are not the subject of any opposition filed with the United States Patent and Trademark Office or any other intellectual property registry.

           (f) The Company Intellectual Property constitutes all the Intellectual Property and Software necessary for the continuing conduct and operation of the Company's business as currently conducted and operated by the Company, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole.

           (g) Except as set forth in Section 3.14(g) of the Company Disclosure
Letter:

               (i) no unresolved claims, or to the Knowledge of the Company, threat of claims within the three (3) years prior to the date of this Agreement, have been asserted in writing by any third party against the Company or any of its Subsidiaries related to the use in the conduct of the businesses of the Company and its Subsidiaries that the Company Intellectual Property or the conduct of the business of the Company infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any third party;

               (ii) the conduct of the businesses of the Company and its Subsidiaries does not infringe, misappropriate, dilute or otherwise violate any Intellectual Property rights of any third party, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

               (iii) to the Knowledge of the Company, no third party is infringing, misappropriating, diluting or violating any Company Intellectual Property, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

               (iv) no settlement agreements, consents, judgments, orders, forbearances to sue or similar obligations limit or restrict the Company's or any Subsidiary's rights in and to any Company Intellectual Property, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

               (v) the Company and its Subsidiaries have not licensed or sublicensed their rights in any Company Intellectual Property, or received or been granted any such rights (except pursuant to "click-wrap" or "shrink-wrap" agreements or agreements contained in "off-the-shelf" Software or the terms of use or service for any Web site), other than pursuant to the IP Licenses;

               (vi) the IP Licenses are valid and binding obligations of the Company and/or relevant Subsidiary, enforceable in accordance with their terms, and there is no default under any of the IP Licenses by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by the other party thereto, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole;

               (vii) the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of their Trade Secrets; and

               (viii) the consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company's and its Subsidiaries' rights to own or use any of the Company Intellectual Property or obligate them to pay any royalties or other amounts to any third party in excess of the amounts payable by them prior to the Closing, nor will such consummation require the consent of any third party in respect of any Company Intellectual Property, except as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole.

           (h) The Company and its Subsidiaries have (i) disclosed their personal data collection and use policy on their websites and (ii) complied in all material respects with such policy. Neither this Agreement nor the consummation of the transactions contemplated hereby will violate in any material respect any such personal data policy or any other applicable privacy or personal data Laws.

           (i) The Company maintains possession over the Software and documentation (including user guides) reasonably necessary to use the Software, and the Company maintains possession and/or control over the source code and/or such other documentation (including user guides and specifications) for all Software set forth in Section 3.14(c) of the Company Disclosure Letter which is listed as owned by the Company or any of its Subsidiaries (the "Proprietary Software") reasonably necessary to use, maintain, and modify the Proprietary Software. The Proprietary Software, and, to the Knowledge of the Company, the Software included in the Company Intellectual Property which it or its Subsidiaries license or otherwise use (i) functions in compliance in all respects with its related documentation and specifications, and functions properly in all respects to achieve its intended purposes and (ii) is free of any computer instructions, devices or techniques that are designed to infect, disrupt, damage, disable or alter such Software or its processing environment (including other programs, equipment and data), except in the case of clauses
(i) and (ii) above, as would not reasonably be expected to result in, in the aggregate, material direct or indirect costs or liabilities to, or other material direct or indirect negative impact on, the Company and its Subsidiaries, taken as a whole.

           Section 3.15  Properties and Assets.

           (a) Section 3.15(a) of the Company Disclosure Letter sets forth the address of each parcel of real property owned by the Company or its Subsidiaries (collectively, the "Owned Real Property"). The Company or one of its Subsidiaries has good and marketable title to the Owned Real Property and to all of the buildings, structures and other improvements thereon except to the extent that not having such title would not, individually or in the aggregate, be reasonably expected to materially interfere with its ability to conduct its business as presently conducted. Neither the Company nor any of its Subsidiaries has leased, licensed or otherwise granted any Person the right to use or occupy the Owned Real Property. Neither the Company nor any of its Subsidiaries has collaterally assigned or granted any other security interest in the Owned Real Property, except (i) to the extent that such collateral assignment or grant would not, individually or in the aggregate, be reasonably expected to materially interfere with its ability to conduct its business as presently conducted or (ii) in connection with any Lien to be released at or prior to the Effective Time.

           (b) Section 3.15(b) of the Company Disclosure Letter sets forth the address of each parcel of all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixture or other interest in real property held by or for the Company or its Subsidiaries (the "Leased Real Property"). Section 3.15(b) of the Company Disclosure Letter sets forth all sublicenses, licenses and other grants by the Company or any of its Subsidiaries to any person of the right to use or occupy such Leased Real Property or any portion thereof involving, in any such case, payments of more than $750,000 annually.

           (c) The Company and each of its Subsidiaries has such good and valid title to, or such valid rights by lease, license, other agreement or otherwise to use, all assets and properties (other than the Owned Real Property which is the subject of the representation contained in Section 3.15(a) hereof) (in each case, tangible and intangible) necessary to enable the Company and its Subsidiaries to conduct their business as currently conducted, except defects in title, easements, restrictive covenants and similar encumbrances that, individually or in the aggregate, would not reasonably be expected to materially interfere with its ability to conduct its business as presently conducted.

           Section 3.16 Environmental Matters. Except as would not reasonably be expected to have a Company Material Adverse Effect in the case of clauses
(b), (c) and (d) below (it being agreed that clause (a) below shall not be qualified by a Company Material Adverse Effect), (a) no material written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no material action, claim, suit, proceeding or review or investigation is pending or, to the Knowledge of the Company or any of its Subsidiaries, threatened by any person against, the Company, any of its Subsidiaries or any person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law with respect to any matters relating to or arising out of any Environmental Law; (b) the Company and its Subsidiaries have been and are in compliance with all Environmental Laws, including possessing all permits, authorizations, licenses, exemptions and other governmental authorizations required for their operations under applicable Environmental Laws; (c) the Company and its Subsidiaries do not have any Environmental Liabilities and, to the Knowledge of the Company or any of its Subsidiaries, no facts, circumstances or conditions relating to, arising from, associated with or attributable to (i) any real property currently or formerly owned, operated or leased by the Company or its Subsidiaries or operations thereon or (ii) any person whose liability the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law would reasonably be expected to result in Environmental Liabilities; and (d) to the Knowledge of the Company or any of its Subsidiaries, with respect to any real property currently or formerly owned or leased, as the case may be, by the Company or its Subsidiaries, there have been no Releases of Hazardous Materials that have or are reasonably likely to result in a claim against the Company or its Subsidiaries.

           As used in this Agreement, the term "Environmental Laws" means Federal, state, local and foreign statutes, Laws, judicial decisions, regulations, ordinances, rules, judgments, orders, codes, injunctions, permits and governmental agreements relating to Hazardous Materials, the protection of the environment or human health as it relates to exposure to Hazardous Materials.

           As used in this Agreement, the term "Environmental Liabilities" with respect to any Person means any and all liabilities of or relating to such Person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such Person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, including contractual, which (i) arise under applicable Environmental Laws or with respect to Hazardous Materials and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

           As used in this Agreement, the term "Hazardous Material" means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including (i) petroleum, asbestos or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R.
Section 300.5.

           As used in this Agreement, the term "Release" means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

           Section 3.17 Transactions with Related Parties. Except as disclosed in the Filed Company SEC Documents, since April 13, 2005, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

           Section 3.18 Brokers and Other Advisors. No broker, investment banker, financial advisor or other person, other than MTS Health Partners, L.P. and Morgan Stanley & Co. Incorporated, the fees and expenses of which will be paid by the Company in accordance with the Company's agreements with such firms (a complete copy of each of which has previously been made available to Parent), is entitled to any broker's, finder's, financial advisor's or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Subsidiaries.

           Section 3.19 Opinion of Financial Advisor. The Company has received the opinions of MTS Health Partners, L.P. and Morgan Stanley & Co. Incorporated, each dated the date hereof to the effect that, as of such date and subject to the considerations set forth therein, the Merger Consideration is fair from a financial point of view to the holders of shares of Company Common Stock, a complete copy of such opinions will be made available to Parent as soon as practicable after the date of this Agreement.

           Section 3.20  Statutory Financial Statements.

           (a) Section 3.20(a) of the Company Disclosure Letter sets forth a list of all annual statements and quarterly statements of the Company's Subsidiaries filed with Governmental Authorities for the years ended December 31, 2003 and December 31, 2004, and for each quarterly period ending after December 31, 2004 (together with all such filings hereafter made for annual and quarterly periods prior to the Closing, the "Company State Regulatory Filings"). Except as otherwise set forth in such Company State Regulatory Filings when made, all such Company State Regulatory Filings and the statutory balance sheets and income statements included therein (i) were prepared or will be prepared from the books and records of the Company's Subsidiaries, (ii) fairly present or will fairly present in each case in all material respects the statutory financial condition and results of operations of the Company's Subsidiaries, as applicable, as of the date and for the periods indicated therein and (iii) have been prepared or will be prepared in each case in all material respects in accordance with applicable statutory accounting principles ("SAP") consistently applied throughout the periods indicated, except as may be reflected in the notes thereto and subject to the absence of notes where not required by SAP and to normal year-end adjustments.

           (b) The Company has provided Parent with true and correct copies of all actuarial reports requested by Parent in its letter dated May 20, 2005 prepared by independent or internal actuaries since January 1, 2002 (other than actuarial reports prepared by independent or internal actuaries evaluating the aggregate reserves of the Company and any of its Subsidiaries, which are not material to the Company and its Subsidiaries taken as a whole) and all attachments, addenda, supplements and modifications thereto.

           Section 3.21  Reserves.

           (a) Except as set forth in this Section 3.21, nothing contained in this Agreement, including the Company Disclosure Letter, the Exhibits hereto, or any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty (express or implied) of the Company or any of its Affiliates, for any purpose of this Agreement, including the Company Disclosure Letter, the Exhibits hereto, or any other agreement, document or instrument to be delivered in connection herewith, in respect of (i) the adequacy or sufficiency of any reserves relating to any liability or obligation arising under or relating to any insurance or health maintenance policies and contracts issued by the Regulated Subsidiaries, including all supplements, endorsements, riders and related agreements in connection with any of the foregoing ("Reserves"), (ii) the effect of the adequacy or sufficiency of such Reserves on any line item, asset, liability or equity amount set forth on any financial or other document or (iii) whether or not Reserves were determined in accordance with any actuarial, statutory, regulatory or other standard.

           (b) The loss, expense and other Reserves (including reserves for medical costs and for payment disputes with Providers) and other actuarial amounts relating to dental and life of the Company and each of its Subsidiaries recorded in their respective financial statements contained in the Company's SEC Documents and the State Regulatory Filings (i) are determined in all material respects in accordance with generally accepted actuarial principles consistently applied (except as otherwise noted in such financial statements) and in accordance in all material respects with the actuarial and accounting principles prescribed or permitted by applicable Governmental Authorities, (ii) are fairly stated in all material respects in accordance with generally accepted actuarial principles and (iii) include provisions for all actuarial reserves which are required to be established in accordance with applicable Laws. To the Knowledge of the Company, there are no facts or circumstances which would necessitate, in the good faith application of the Company's existing reserving practices and policies in accordance with past practice, any material adverse change in the statutorily required reserves or reserves above those reflected in the most recent consolidated balance sheet of the Company and its Subsidiaries (other than increases consistent with past experience resulting from increases in enrollment with respect to services provided by the Company or its Subsidiaries). As of December 31, 2004, each of the Company's Subsidiaries listed in Section 3.21 of the Company Disclosure Letter (the "Regulated Subsidiaries") met or exceeded said statutory net worth, deposit or other capital requirements. As of December 31, 2004, each of the Regulated Subsidiaries had statutory net worth in excess of 300% of their respective authorized control levels, as such term is defined in the NAIC Risk-Based Capital guidelines ("Authorized Control Level").

           Section 3.22 Capital or Surplus Maintenance. None of the Subsidiaries of the Company is subject to any requirement to maintain capital or surplus amounts or levels, or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions under insurance or other laws or regulations of general application.

           Section 3.23 Company Rights Plan. The Company has taken all actions necessary (subject only to execution by the Rights Agent, which the Company shall cause to take place as soon as reasonably practicable on the date hereof) to (a) render the Rights Agreement inapplicable to this Agreement and the transactions contemplated hereby, (b) ensure that (i) none of Parent, Merger Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement solely as a result of this Agreement or the transactions contemplated hereby and (ii) a Distribution Date or a Shares Acquisition Date (as such terms are defined in the Rights Agreement) does not occur, in the case of clauses (i) and (ii), solely by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby, and (c) provide that the Final Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

                                   ARTICLE IV

             Representations and Warranties of Parent and Merger Sub

           Except as set forth in the disclosure letter (with specific reference to the Section or Subsection of this Agreement to which the information stated in such disclosure relates; provided that, any fact or condition disclosed in any section of such disclosure letter in such a way as to make its relevance to a representation or representations made elsewhere in this Agreement or information called for by another section of such disclosure letter reasonably apparent shall be deemed to be an exception to such representation or representations or to be disclosed on such other section of such disclosure letter notwithstanding the omission of a reference or cross reference thereto) delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Letter"), Parent and Merger Sub represent and warrant to the Company as follows:

           Section 4.01 Organization, Standing and Corporate Power. Each of Parent, its Subsidiaries and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is formed and has all requisite power and authority to carry on its business as now being conducted. Each of Parent, its Subsidiaries and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate, has not resulted in and would not reasonably be expected to result in, material direct or indirect cost or liabilities to Parent and its Subsidiaries taken as a whole. Parent has made available to the Company complete and correct copies of its Articles of Incorporation (the "Parent Articles") and By-laws (the "Parent By-laws") and the articles of incorporation and by-laws (or comparable organizational documents) of each of its Subsidiaries and Merger Sub, in each case as amended to the date of this Agreement.

           Section 4.02  Capital Structure.

           (a) The authorized capital stock of Parent consists of 3,000,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share ("Parent Preferred Stock"). At the close of business on June 24, 2005, (i) 1,255,097,891 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Common Stock were held by Parent in its treasury, (iii) 264,490,747 shares of Parent Common Stock were reserved for issuance (including shares underlying outstanding stock options and shares available for future grant) pursuant to the 2002 Stock Incentive Plan, as amended, the 1993 Qualified Employee Stock Purchase Plan, as amended, and stock options assumed in connection with prior acquisitions (of which 177,175,007 shares of Parent Common Stock were subject to outstanding stock options) and
(iv) no shares of Parent Preferred Stock were issued or outstanding. Except as set forth above in this Section 4.02(a), at the close of business on June 24, 2005, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Parent are, and all shares which may be issued (including shares of Parent Common Stock to be issued in accordance with this Agreement) will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above in this Section 4.02(a), there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

           (b) The authorized equity interests of Merger Sub consist of 100 membership interests ("Merger Sub Interests"). All of the issued and outstanding Merger Sub Interests are owned by Parent. Merger Sub does not have issued or outstanding any options, warrants, subscriptions, calls, rights, convertible securities or other agreements or commitments obligating Merger Sub to issue, transfer or sell any Merger Sub Interests to any person, other than Parent.

           Section 4.03  Authority; Noncontravention.

           (a) Each of Parent and Merger Sub has all requisite organizational power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by Parent and Merger Sub have been duly authorized by all necessary corporate or other organizational action on the part of Parent and Merger Sub and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (subject to applicable bankruptcy, solvency, fraudulent transfer, reorganization, moratorium and other Laws affecting creditors' rights generally from time to time in effect and by general principles of equity). As of the date hereof, the board of directors of Parent (the "Parent Board"), at a meeting duly called and held, duly adopted resolutions, (i) declaring that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of Parent and Parent's stockholders and (ii) approving and adopting this Agreement, the Merger and the other transactions contemplated by this Agreement. Parent, in its capacity as sole member of Merger Sub, has consented in writing to the approval and adoption of this Agreement and the transactions contemplated hereby, including the Merger.

           (b) The Board of Managers of Merger Sub, by a validly adopted unanimous consent has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and in the best interests of Merger Sub and Merger Sub's stockholder, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Merger and (iii) resolved to recommend approval and adoption of this Agreement and the Merger to the sole member of Merger Sub.

           (c) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Merger and the other transactions contemplated by this Agreement by Parent and Merger Sub and compliance with the provisions of this Agreement by Parent and Merger Sub will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent, any of its Subsidiaries or Merger Sub under (i) the Parent Articles or Parent By-laws or the comparable organizational documents of any of its Subsidiaries or Merger Sub, (ii) any Contract to which Parent, any of its Subsidiaries or Merger Sub is a party or any of their respective properties or other assets is subject or (iii) subject to the governmental filings and other matters referred to in Section 4.04 hereof, any Law applicable to Parent, any of its Subsidiaries or Merger Sub or their respective properties or other assets, other than, in the case of clauses (ii) and (iii) above, any such conflicts, violations, breaches, defaults, rights, losses or Liens that individually or in the aggregate (A) have not had and would not reasonably be expected to have a Parent Material Adverse Effect, (B) would not reasonably be expected to impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement and (C) would not reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

           (d) For purposes of this Agreement, "Parent Material Adverse Effect" shall mean any change, effect, event, circumstance, occurrence or state of facts that is materially adverse to the business, financial condition, or results of operations of Parent and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance, occurrence or state of facts relating to
(i) the economy or the financial markets in general, (ii) the industries in which Parent and its Subsidiaries operate in general, (iii) the announcement of the execution of this Agreement or the transactions contemplated hereby or the identity of the Company (provided that the exclusion set forth in this clause
(iii) shall not apply to Section 4.03(c) hereof), (iv) changes in applicable Laws or regulations after the date hereof, (v) changes in GAAP or regulatory accounting principles after the date hereof or (vi) any litigation, mediation, arbitration or investigation set forth in Section 4.03(d) of the Parent Disclosure Letter; provided that with respect to clauses (i), (ii), (iv) and (v) such change, effect, event, circumstance, occurrence or state of facts (A) does not specifically relate to (or have the effect of specifically relating to) Parent and its Subsidiaries and (B) is not more adverse to Parent and its Subsidiaries than to other companies operating in the industries in which Parent and its Subsidiaries operate.

           Section 4.04 Governmental Approvals. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Authority is required by Parent, any of its Subsidiaries or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger or the other transactions contemplated by this Agreement, except for those required under or in relation to (a) the premerger notification and report form under the HSR Act, (b) the Securities Act, (c) the Exchange Act, (d) the Certificate of Merger to be filed with the Secretary of State of the State of Delaware and appropriate documents to be filed with the relevant authorities of other states in which the Company is qualified to do business, (e) any appropriate filings with and approvals of the NYSE, (f) the state insurance department, department of health and other filings and/or approvals set forth in
Section 4.04(f) of the Parent Disclosure Letter, (g) state securities or "blue sky" laws and (h) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate would not reasonably be expected to (x) have a Parent Material Adverse Effect, (y) impair in any material respect the ability of Parent or Merger Sub to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

           Section 4.05  Parent SEC Documents.

           (a) Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Parent since December 31, 2002 (such documents, the "Parent SEC Documents"). No Subsidiary of Parent is required to file, or files, any form, report or other document with the SEC. As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, unless such information contained in any Parent SEC Document has been corrected, revised or superceded by a later filed Parent SEC Document filed prior to the date hereof. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnote disclosure and to normal and recurring year-end audit adjustments).

           (b) Except (i) as set forth in the financial statements included in Parent's Annual Report on Form 10-K filed prior to the date hereof for the year ended December 31, 2004 or (ii) as incurred in the ordinary course of business since December 31, 2004, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that individually or in the aggregate have had or would reasonably be expected to have a Parent Material Adverse Effect.

           Section 4.06 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in (a) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement based on information supplied by the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement or portions thereof that relate only to the Company and its Subsidiaries.

           Section 4.07 Absence of Certain Changes or Events. Since the date of the most recent audited financial statements included in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, except (a) for liabilities incurred in connection with this Agreement or the transactions contemplated hereby to the Company or (b) as disclosed in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement, there has not been any change, effect, event, circumstance, occurrence or state of facts that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect.

           Section 4.08 Litigation. There is no suit, action, claim, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect.

           Section 4.09  Compliance with Laws.

           (a) Parent and each of its Subsidiaries has been since December 31, 2002 and is in compliance with all Laws applicable to it, its properties or other assets or its business or operations, except for instances of non-compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of Parent or any of its Subsidiaries has received, since December 31, 2002, a notice or other communication alleging or relating to a possible material violation of any Laws. Parent and its Subsidiaries have in effect all material Permits necessary to carry on their businesses as now conducted, and there has occurred no material violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination or cancellation of, with or without notice or lapse of time or both, any such Permit. There is no event which has occurred that, to the Knowledge of Parent, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any such Permit which revocation, cancellation, non-renewal or adverse modification individually or in the aggregate would reasonably be expected to have a Parent Material Adverse Effect. Assuming all Closing Consents are made or obtained, the Merger, in and of itself, would not cause the revocation or cancellation of any such Permit.

           (b) Parent and, to the Knowledge of Parent, each of its executive officers and directors are in compliance with and have complied, in all material respects, with (i) the applicable provisions of Sarbanes-Oxley and (ii) the applicable listing and corporate governance rules and regulations of the NYSE. Parent has previously disclosed to the Company all of the information required to be disclosed, by Parent's chief executive officer and chief financial officer, to the Parent Board or its audit committee thereof pursuant to the certification requirements relating to Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

           (c) Parent has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act) and such disclosure controls and procedures are effective.

           (d) Parent has disclosed, based on its most recent evaluation, to Parent's auditors and the audit committee of the Board of Directors of Parent and to the Company (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that existed as of December 31, 2004 or later which are reasonably likely to adversely affect in any material respect Parent's ability to record, process, summarize and report financial information for its financial statements and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal controls over financial reporting.

           (e) To the Knowledge of Parent, Parent's principal executive officer and its principal financial officer will be able to give the certifications required pursuant to the rules and regulations adopted pursuant to Sections 302, 906 and 404 of Sarbanes-Oxley, without qualification, when next due.

           Section 4.10 No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.

           Section 4.11 No Parent Vote Required. No vote or other action of the stockholders of Parent is required by Law, the Parent Articles or the Parent By-laws or otherwise in order for Parent and Merger Sub to consummate the Merger and the transactions contemplated hereby.

           Section 4.12  Taxes.

           (a) Neither Parent nor any of its Subsidiaries has taken any action, has failed to take any action or has Knowledge of any fact or circumstance that would reasonably be likely to prevent the Merger from qualifying as a reorganization under Section 368 of the Code.

           (b) Merger Sub is a Delaware limited liability company all of the membership interests of which are owned by Parent and as to which Parent has not elected to treat as a corporation for United States Federal income tax purposes.

                                   ARTICLE V

                    Covenants Relating to Conduct of Business

           Section 5.01 Conduct of Business.

           (a) Conduct of Business by the Company. Except as required by applicable Law or provided in Section 5.01(a) of the Company Disclosure Letter or otherwise expressly permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice, and, to the extent consistent therewith, use its commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, Providers, producers, members, Governmental Authorities, suppliers, licensors, licensees, distributors and others having business dealings with it with the intention that its goodwill and ongoing business shall not be materially impaired at the Effective Time. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as required by applicable Law (it being understood that the Company shall give prompt notice to Parent of any action taken by the Company or its Subsidiaries that would otherwise be restricted by clauses (i) through (xviii) of this Section 5.01 but for such applicable Law) or provided in Section 5.01(a) of the Company Disclosure Letter and except as expressly contemplated by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent's prior written consent, which shall not be unreasonably withheld or delayed:

               (i) (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly-owned Subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

               (ii) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units (other than (A) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date hereof or granted after the date hereof in accordance with clause (B) below, in either case in accordance with their terms on the date hereof (or on the date of grant, if later), (B) the grant of options or Company Restricted Shares to employees hired or promoted within sixty (60) days prior to, or anytime after, the date hereof to acquire shares of Company Common Stock, as permitted by Section 5.01(a)(ii) of the Company Disclosure Letter or the crediting of Company DSUs and Company RSUs pursuant to the terms of the Company Deferred Stock Plans as in effect on the date hereof, in accordance with the Company's ordinary course of business consistent with past practice, or, in the event that the Effective Time occurs in 2006, ordinary course grant of options or issuance of restricted stock under the Company Stock Plans to employees and directors permitted by Section 5.01(a)(ii) of the Company Disclosure Letter, (C) upon the conversion of the Convertible Debentures, in each case, that are outstanding on the date of this Agreement and in accordance with the terms thereof, (D) the issuance of shares of Company Common Stock in settlement of Company DSUs and Company RSUs outstanding on the date hereof or credited after the date hereof in accordance with clause (B) above, in either case, in accordance with their terms on the date hereof or (E) the issuance of shares of Company Common Stock under the Company's 2001 Employee Stock Purchase Plan, as amended, in accordance with the terms thereof);

               (iii) amend the Company Certificate or the Company By-laws or the comparable charter or organizational documents of any of its Subsidiaries;

               (iv) directly or indirectly acquire (A) by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any division, business or equity interest of any person or (B) any assets forming part of such a division or business that have a purchase price in excess of one million dollars ($1,000,000) individually or two million dollars ($2,000,000) in the aggregate;

               (v) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or other assets with a fair market value in excess of three million dollars ($3,000,000) individually or seven million five hundred thousand dollars ($7,500,000) in the aggregate to a third party (except (A) by incurring Permitted Liens, (B) with respect to properties or other assets no longer used in the operation of the Company's business, and/or (C) in the ordinary course of business);

               (vi) with respect to the Company's 2005 fiscal year, make any capital expenditure or expenditures not budgeted for in the Company's 2005 fiscal year capital expenditure plan, a correct and complete copy of which shall have been provided to Parent prior to the date of this Agreement, which (A) involves the purchase of any real property or (B) is in excess of three million dollars ($3,000,000) individually or seven million five hundred thousand dollars ($7,500,000) in the aggregate;

               (vii) with respect to the Company's 2006 fiscal year, make any capital expenditure or expenditures of amounts in excess of the amounts of capital expenditures set forth in Section 5.01(a)(vii) of the Company Disclosure Letter;

               (viii) (A) repurchase or prepay any indebtedness for borrowed money except as required by the terms of such indebtedness, (B) other than debt incurrence pursuant to any credit facility or line of credit existing prior to the date hereof, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing or (C) make any loans, advances or capital contributions to, or investments in, any other person in excess of $375,000 in the aggregate, other than in the Company or in or to any direct or indirect wholly-owned Subsidiary of the Company and other than any advance treated as a loan to any Provider in the ordinary course of business;

               (ix) other than claims, liabilities or obligations that may be settled by the Company without the consent of Parent under Section 6.10, (i) pay, discharge, settle or satisfy any claims (including claims of stockholders), liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) relating to any litigations, mediations, arbitrations or investigations, except for the payment, discharge, settling or satisfaction of any claims, liabilities or obligations relating to any pending or threatened litigations, mediations, arbitrations and investigations in amounts in the aggregate that are equal to or less than the amount set forth in
          Section 5.01(a)(ix) of the Company Disclosure Letter or (ii) pay, discharge, settle or satisfy any claims, liabilities or obligations relating to any litigations, mediations, arbitrations or investigations involving any material limitation on, or any material change in, the conduct of the business of the Company or its Subsidiaries or (iii) waive or release any right of the Company or any of its Subsidiaries with a value in excess of $375,000, other than waivers of rights with respect to Providers, brokers or customers in the ordinary course of business;

               (x) (A) modify, amend or terminate any of the Largest Customer Contracts, the Largest Provider Contracts, the Largest Broker Contracts or any of the Medicare Advantage Contracts except for non-material modifications, terminations or amendments made in the ordinary course of business or modifications, terminations or amendments which in the aggregate would not materially and adversely effect the value of the Company's network; (B) enter into, modify, amend or terminate (1) any Contract which if so entered into, modified, amended or terminated would reasonably be expected to (x) have a Company Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially delay the consummation of any of the transactions contemplated by this Agreement, (2) any Contract not covered by (A) above that involves the Company or any of its Subsidiaries incurring a liability in excess of three million dollars ($3,000,000) individually or seven million five hundred thousand dollars ($7,500,000) in the aggregate, and that is not terminable by the Company without penalty with one year or less notice (excluding Contracts or amendments entered into or made in the ordinary course of business with customers or Providers of the Company or its Subsidiaries and terminations in the ordinary course of business of Contracts with customers or Providers of the Company or its Subsidiaries), (3) any Contract by which the Company or any of its Subsidiaries grants any license to Company Intellectual Property other than intracompany grants of licenses or (4) any covenant in a Contract restricting the ability of the Company or any of its Subsidiaries (or which, following the consummation of the Merger, would restrict the ability of Parent or any of its Subsidiaries, including the Surviving Entity and its Subsidiaries) to compete in any business or with any person or in any geographic area, (it being agreed and acknowledged by the parties that this clause (4) shall not cover Medicare Provider Contracts and Medicare Contracts containing exclusivity provisions made in the ordinary course of business); or (C) except as required by this Agreement, modify or amend the Rights Agreement;

               (xi) enter into any Contract which if in effect as of the date hereof would be required to be disclosed pursuant to Section 3.10(b) hereof (other than Contracts required to be disclosed pursuant to Section 3.10(b)(v)) to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien other than a Permitted Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed right or entitlement of any third party under, or result in any material alteration of, any provision of such Contract;

               (xii) except as required to comply with applicable Law or any Contract or Company Plan disclosed in Section 3.12 of the Company Disclosure Letter, (A) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries (except in the ordinary course of business and except for the payment of pro rata bonuses to employees of the Company and its Subsidiaries in respect of fiscal year 2005 or 2006, as the case may be, immediately prior to the Effective Time as set forth in Section 6.11(a) of the Company Disclosure Letter and, in addition, if the Effective Time occurs in 2006, except for the payment of bonuses in respect of the 2005 fiscal year on the date such bonuses are ordinarily paid by the Company or, if earlier, immediately prior to the Effective Time), (B) pay to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries any benefit not provided for under any Contract or Company Plan other than the payment of cash compensation in the ordinary course of business consistent with past practice, (C) grant any awards under any Company Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units, restricted stock units, or restricted stock or the removal of existing restrictions in any Contract or Company Plan or awards made thereunder), except for the grant of options and restricted stock to employees hired or promoted within sixty days prior to, or any time after, the date hereof, as permitted by Section 5.01(a)(ii) of the Company Disclosure Letter or the crediting of Company DSUs and Company RSUs pursuant to the terms of the Company Deferred Stock Plans as in effect on the date hereof, in accordance with the Company's ordinary course of business consistent with past practice, (D) take any action to fund or in any other way secure the payment of compensation or benefits under any Contract or Company Plan (except for the funding, immediately prior to the Effective Time, of the rabbi trust maintained by the Company listed in Section 3.12 of the Company Disclosure Letter as provided by Section 5.01(a)(xii) of the Company Disclosure Letter), (E) exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Contract or Company Plan, (F) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Plan or change the manner in which contributions to any Company Plan are made or the basis on which such contributions are determined or (G) adopt any new employee benefit plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries, other than required by applicable Law or tax qualification requirement or as necessary or advisable to comply with the requirements of Section 409A of the Code;

               (xiii) adopt or enter into any collective bargaining agreement or other labor union contract applicable to the employees of the Company or any of its Subsidiaries;

               (xiv) fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a similar reasonable cost;

               (xv) change its fiscal year, revalue any of its material assets, or make any changes in financial, statutory or tax accounting methods, principles or practices or make any material change in actuarial or reserving methods, principles or practices, except in each case as required by GAAP, SAP or applicable Law;

               (xvi) make any material tax election or settle or compromise any material tax liability, or agree to an extension of a statute of limitations with respect to material taxes;

               (xvii) make any change in the investment, hedging, underwriting or claims administration policies, practices or principles that would be material to the Company and its Subsidiaries, taken as a whole, except as may be appropriate to conform to changes in applicable Law, SAP or GAAP; or

               (xviii) authorize any of, or commit, propose or agree to take any of, the foregoing actions.

           (b) Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, Parent shall not (i) amend the Parent Articles or the Parent By-laws in a manner materially adverse to the Company's stockholders; (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (A) dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent or (B) regular cash dividends paid in the ordinary course of business consistent with past practice or (iii) authorize any of, or commit, propose or agree to take any of, the forgoing actions.

           (c) Other Actions. Except as otherwise contemplated or permitted by this Agreement, the Company and Parent shall not, and shall not permit any of their respective Subsidiaries to, take any action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied. Prior to the Effective Time, the Company shall consult with Parent in connection with any settlement of any litigation, mediation, arbitration or investigation prior to any such settlement.

           (d) Advice of Changes; Filings. Each of the Company and Parent shall as promptly as practicable advise the other party orally and in writing upon obtaining Knowledge of (i) any representation or warranty made by it (and, in the case of Parent, made by Merger Sub) contained in this Agreement that is qualified as to materiality, Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, becoming untrue or inaccurate in any respect or any representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure of it (and, in the case of Parent, of Merger Sub) to comply with or satisfy in any respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall promptly provide the other copies of all filings made by such party with any Governmental Authority in connection with this Agreement and the transactions contemplated hereby. Failure by the Company to comply with Section 5.01(c)(i) shall not result in a failure by the Company to satisfy the conditions set forth in Section 7.02(b), unless the event or matter giving rise to the obligation to advise Parent pursuant to 5.01(c)(i) hereto involves a breach of a representation or warranty hereunder which results in a failure to satisfy the condition set forth in Section 7.02(a) and which breach is incurable or has not been cured in all material respects as contemplated by Section 8.01(c). Failure by Parent to comply with Section 5.01(c)(i) shall not result in a failure by Parent to satisfy the conditions set forth in Sections 7.03(b), unless the event or matter giving rise to the obligation to advise the Company pursuant to 5.01(c)(i) involves a breach of a representation or warranty hereunder which results in a failure to satisfy the condition set forth in Section 7.03(a) and which breach is incurable or has not been cured in all material respects as contemplated by Section 8.01(d).

           Section 5.02  No Solicitation by the Company.

           (a) The Company shall not nor shall it authorize or permit any of its Subsidiaries, any of its or their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by the Company or any Subsidiary in connection with the transactions contemplated by this Agreement (collectively, "Representatives") to, directly or indirectly through another person, (i) solicit, initiate, cause, knowingly encourage, or knowingly facilitate, any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Company Takeover Proposal or (ii) other than solely informing persons of the provisions contained in this Section 5.02, participate in any discussions or negotiations regarding any Company Takeover Proposal, or furnish to any person any information in connection with, or in furtherance, of any Company Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 5.02(a) by the Company. The Company shall, and shall cause its Subsidiaries and instruct its Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any person previously conducted with respect to any Company Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval (and in no event after obtaining such Company Stockholder Approval), in response to an unsolicited bona fide written Company Takeover Proposal made after the date hereof that the Company Board determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation (the Parent acknowledges and agrees that each of the financial advisors engaged by the Company in connection with entering into this Agreement satisfy this requirement) and outside counsel) constitutes or is reasonably likely to constitute a Company Superior Proposal, the Company may if the Company Board determines in good faith (after receiving the advice of its outside counsel) that there is a reasonable probability that failure to take such action would result in the Company Board breaching its fiduciary duties to the stockholders of the Company under applicable Law, and subject to compliance with Section 5.02(c) and after giving Parent prompt written notice of such determination, (A) furnish information with respect to the Company and its


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
Subsidiaries to the person making such Company Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement not less restrictive of such person than the Confidentiality Agreement (other than the ninth paragraph thereto), provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrent with the time it is provided or made available to such person, as the case may be, and (B) participate in discussions or negotiations with the person making such Company Takeover Proposal (and its Representatives) regarding such Company Takeover Proposal.

           For purposes of this Agreement, "Company Takeover Proposal" shall mean any inquiry, proposal or offer, whether or not conditional, and whether or not withdrawn, (a) for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company, (b) for the issuance of 20% or more of the equity securities of the Company as consideration for the assets or securities of another person or (c) to acquire in any manner, directly or indirectly, 20% or more of the equity securities of the Company or assets (including equity securities of any Subsidiary of the Company) that represent 20% or more of the total consolidated assets of the Company, other than the transactions contemplated by this Agreement.

           For purposes of this Agreement, "Company Superior Proposal" shall mean any bona fide written offer made by a third party, that if consummated would result in such person (or its stockholders) owning, directly or indirectly, greater than 50% of the shares of Company Common Stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all of the total consolidated assets of the Company (i) on terms which the Company Board determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and of its outside counsel and in light of all relevant circumstances, including all the terms and conditions of such proposal and this Agreement) to be more favorable to the stockholders of the Company than the transactions contemplated by this Agreement and (ii) which is reasonably likely to be completed, taking into account any approval requirements and all other financial, legal, regulatory and other aspects of such proposal.

           (b) Neither the Company Board nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or propose to withdraw (or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by such Company Board or any such committee thereof of this Agreement or the Merger (it being understood that taking a neutral position or no position for more than ten business days after receipt of a Company Takeover Proposal (or if such Company Takeover Proposal is initially received within ten business days of the Company Stockholder Meeting no later than five business days after receipt of such Company Takeover Proposal) with respect to such a Company Takeover Proposal shall be considered an adverse modification) or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Takeover Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change") or (ii) approve or recommend, or propose to approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, any Company Takeover Proposal (other than a confidentiality agreement pursuant to Section 5.02(a)).


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
           Notwithstanding the foregoing, the Company Board may make a Company Adverse Recommendation Change (x) following receipt of any Company Takeover Proposal made after the date hereof with respect to which the Company Board determines in good faith (after receiving the advice of a financial advisor of nationally recognized reputation and of its outside counsel) constitutes a Company Superior Proposal or (y) if a Parent Material Adverse Effect has occurred, and, in the case of either (x) or (y), the Company Board determines in good faith (after receiving the advice of its outside counsel) that there is a reasonable probability that failure to take such action would result in the Company Board breaching its fiduciary duties to the stockholders of the Company under applicable Law; provided, however, that no Company Adverse Recommendation Change may be made in response to a Company Takeover Proposal until after the fourth business day following Parent's receipt of written notice from the Company (an "Adverse Recommendation Notice") advising Parent that the Company Board has determined that such Company Takeover Proposal is a Company Superior Proposal, that the Company Board intends to make such Company Adverse Recommendation Change and containing all information required by Section 5.02(c), together with copies of any written offer or proposal in respect of such Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Company Superior Proposal shall require a new Adverse Recommendation Notice and a new four (4) business day period). It is understood and agreed that when a Company Adverse Recommendation Change has been made not in response to or as a result of a Company Superior Proposal, then no Adverse Recommendation Notice is required but the Company shall, nonetheless, give Parent notice of such Company Adverse Recommendation Change promptly after such change but prior to public disclosure of such change. In determining whether to make a Company Adverse Recommendation Change in response to a Company Superior Proposal, the Company Board shall take into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise) in determining whether such third party Company Takeover Proposal still constitutes a Company Superior Proposal.

           (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.02, the Company shall promptly advise Parent orally and in writing, and in no event later than forty eight hours after receipt of any request for information or other inquiry that the Company reasonably believes could lead to any Company Takeover Proposal, the terms and conditions of any such request, Company Takeover Proposal or inquiry (including any changes thereto) and the identity of the person making any such request, Company Takeover Proposal or inquiry. The Company shall promptly keep Parent informed of the status and details (including changes to the terms thereof) of any such request, Company Takeover Proposal or inquiry.

           (d) Nothing contained in this Section 5.02 shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any required disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board (after receiving the advice of its outside counsel), failure to so disclose would be inconsistent with its obligations under applicable Law.

                                   ARTICLE VI

                              Additional Agreements

           Section 6.01 Preparation of the Form S-4 and the Proxy Statement; Company Stockholders Meeting.

           (a) As soon as practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement and Parent shall prepare and Parent shall file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of the Company and Parent will respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement or the Form S-4. Each of the Company and Parent shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and maintain the Form S-4's effectiveness for so long as necessary to consummate the Merger. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the Form S-4 is declared effective under the Securities Act (but in no event later than three (3) business days after the date the Form S-4 is declared effective). Parent shall also take any action required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of shares of Company Common Stock as may be reasonably requested by Parent in connection with any such action. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to the Proxy Statement will be made by the Company, without providing the other party and its counsel a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

           (b) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for and promptly take any and all actions in connection therewith, and as soon as practicable after the Form S-4 is declared effective, duly call, give notice of, convene and hold, a meeting of its stockholders (the "Company Stockholders Meeting") solely for the purpose of obtaining the Company Stockholder Approval. Subject to Section 5.02(b), the Company shall, through the Company Board, recommend to its stockholders adoption


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
of this Agreement, the Merger and the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company's obligations pursuant to the first sentence of this Section 6.01(b) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Company Takeover Proposal or (ii) any Company Adverse Recommendation Change.

           Section 6.02  Access to Information; Confidentiality.

           (a) Each party shall afford to the other parties hereto, and the other parties' Representatives, reasonable access during normal business hours during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries' properties, books, contracts, commitments, personnel and records and, during such period, each party shall furnish promptly to the others (a) a copy of each report, schedule, registration statement and other document filed by such party during such period pursuant to the requirements of Federal or state securities Laws and (b) consistent with its legal obligations all other information concerning such party and its Subsidiaries' business, properties and personnel as the other party may reasonably request; provided, however, that either party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Authority applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information. Except for disclosures expressly permitted by the terms of the confidentiality agreement, dated as of May 24, 2005, between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), each party shall hold, and shall cause its Representatives to hold, all information received from the other party, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. No investigation pursuant to this Section 6.02(a) or information provided, made available or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

           (b) In addition to and without limiting the foregoing, from the date hereof until the Effective Time, the Company shall furnish to Parent, within fifteen (15) business days after the end of each month, the monthly reporting package set forth in Section 6.02(b) of the Company Disclosure Letter.

           Section 6.03  Reasonable Best Efforts.

           (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement (for purposes of this Section 6.03, transactions "contemplated by this Agreement" or transactions "contemplated hereby" shall include, without limitation, the Other Agreements contemplated by this Agreement and the transactions contemplated thereby), including using reasonable best efforts to accomplish the following: (a) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (b) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Authority, (c) the obtaining of all necessary consents, approvals or waivers from third parties,
(d) the avoidance of impediments under any insurance, health, antitrust, merger control, competition, trade regulation or other Law that may be asserted by any Governmental Authority with respect to this Agreement and the Merger and other transactions contemplated hereby necessary to enable the conditions to Closing to be satisfied as promptly as practicable and (e) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of the Merger and the other transactions to be performed or consummated by such party in accordance with this Agreement. In connection with and without limiting the first sentence of this Section 6.03, each of the Company and the Company Board and Parent and the Parent Board shall
(i) take all action reasonably necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or anything else to the contrary in this Agreement, nothing shall be deemed to require Parent to (A) agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, (B) not compete in any geographic area or line of business, (C) restrict the manner in which, or whether, Parent, the Company, the Surviving Entity or any of their respective Affiliates may carry on business in any part of the world or restrict the exercise of the full rights of ownership; (D) agree to any terms or conditions that would impose any obligations on Parent or any of its Subsidiaries or, assuming the consummation of the Merger, the Company or any of its Subsidiaries, to maintain facilities, operations, places of business, employment levels, products or businesses, or any other restriction, limitation, obligation or qualification or (E) make any payments, which, in the case of any of clauses (A) through (E), (i) would have, or would be reasonably likely to have, individually or in the aggregate, a material adverse effect on the Company and its Subsidiaries, taken as a whole, or on Parent and its Subsidiaries, taken as a whole (it being agreed that in the case of measuring the effect on Parent and its Subsidiaries in this clause (i),
(x) "Subsidiaries" shall not include the Company or its Subsidiaries, (y) "material adverse effect" shall be the level of, and shall be measured as to, what would have, or would be reasonably likely to have, a "material adverse effect" on the Company and its Subsidiaries, taken as a whole, and not the level or measure of what would have, or would be reasonably likely to have, a "material adverse effect" on Parent and its Subsidiaries, taken as a whole, and
(z) the effect shall be with respect to Parent and its Subsidiaries) or (ii) would, or would be reasonably likely to, materially impair the benefits reasonably expected to be derived by Parent from the transactions contemplated by this Agreement, including the Merger, provided, however, that for purposes of determining whether a material adverse effect under clause (i) above or a material impairment under clause (ii) above has occurred, the parties agree to exclude from any such determination the aggregate amount of the effects (1) of the actions of the type described in clauses (A), if any, (B), if any, (C), (D) and (E) above, that were imposed, required, agreed to or consented to by state Governmental Authorities in any of the Precedent Health Care Transactions, such exclusion to be limited to the extent such effects are comparable to or lesser than those that were imposed, required, agreed to or consented to by state Governmental Authorities in such Precedent Health Care Transactions (giving consideration to all relevant factors, including the comparability of such Precedent Health Care Transactions to the Merger and the amount, degree, scope and duration of such effects of any such actions in the aggregate); or (2) resulting from or arising out of changes in the business plans or operations of
(x) Parent or its Subsidiaries that have a material affect on Parent's or its Subsidiaries' ability to satisfy or comply with statutory requirements of the filings under applicable Law relating to the consents, approvals, authorizations, orders, permits, waivers or waiting period expirations or terminations required in connection with the Merger and other transactions contemplated by this Agreement or (y) the Company or its Subsidiaries, which in any case under clause (x) or (y), are proposed by Parent or its Subsidiaries to be effective on and after the Effective Time, but not changes in the business plans or operations requested or demanded by Governmental Authorities whose consent, approval, authorization, order, permit, waiver or waiting period expiration or termination is required in connection with the Merger and other transactions contemplated by this Agreement (clauses (i) and (ii), as qualified by the foregoing proviso, being a "Negative Regulatory Action "). In the event any action of a type described in clauses (A), if any, (B), if any, (C), (D) or
(E) above was imposed, required, agreed to, or consented to by state Governmental Authorities in more than one of the Precedent Health Care Transactions, it is agreed and understood that the action of such type having the greatest adverse effect in any of the Precedent Health Care Transactions shall be used for purposes of determining both (I) comparability of the Precedent Health Care Transactions to the Merger and the amount, degree, scope and duration of effects, and (II) the effects which are excluded from the determination of whether a material adverse effect under clause (i) above or a material impairment under clause (ii) above has occurred. It is understood and agreed that Parent or its Subsidiaries (including the Company and its Subsidiaries) shall be required to take the actions described in clauses (A),
(B), (C), (D) and (E) of the second preceding sentence to the extent such actions would not constitute a Negative Regulatory Action.

           (b) Each of the parties hereto shall use its reasonable best efforts to (1) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Merger and in connection with any investigation, approval process or other inquiry by or before a Governmental Authority relating to the Merger, including any proceeding initiated by a private party, and (2) keep the other party informed in all material respects and on a reasonably timely basis of any written or material oral communication received by such party from, or given by such party to any Governmental Authority, or party to a proceeding, regarding the Merger. Subject to applicable Laws relating to the exchange of information, each of the parties hereto shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to the other parties and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger. The parties agree and acknowledge that the "Future Plans for Domestic Insurer" section (or equivalent section) of any Form A (or equivalent filing or application) and any amendments thereto and supplemental information filed in relation thereto to be filed with any Governmental Authority by Parent or its Subsidiaries in connection with the transactions contemplated hereby shall be reviewed and approved by the Company prior to any such filing, which approval shall not be unreasonably withheld or delayed.


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
           (c) Each party to this Agreement shall give the other party to this Agreement reasonable prior notice of any written or material oral communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority relating to the Merger. Neither of the parties to this Agreement shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any filings or submissions with or investigation, approval process or other inquiry by any Governmental Authority without giving the other prior notice of the meeting or conversation and, unless objected to by such Governmental Authority, the opportunity to attend or participate. The Company will not make any material proposals relating to, or enter into, any material understanding, undertaking or agreement with any Governmental Authority relating to the Merger without the Parent's prior review and approval, and the Parent will not make any such material proposal or enter into any such material understanding, undertaking or agreement relating to the Merger without the Company's prior review and approval, provided, however, that if such understanding, undertaking or agreement is to take effect only upon the consummation of the Merger, Parent shall have no obligation to obtain the Company's prior approval but shall consult in advance with the Company with respect thereto.

           (d) Subject to Section 6.03(a), each of Parent and the Company shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to this Agreement and the transactions contemplated hereby. In connection therewith and subject to Section 6.03(a), if any administrative or judicial action or proceeding is instituted or threatened to be instituted by (i) any Governmental Authority (other than a state or federal Governmental Authority, which is covered by clause (ii) below) whose action or proceeding is reasonably likely to have or result in a Negative Regulatory Action or materially delay the completion of the Merger, or (ii) any state or federal Governmental Authority, which in any case under clause (i) or
(ii) challenges any transaction contemplated by this Agreement as inconsistent with or violative of any Law, each of Parent and the Company shall (by negotiation, litigation or otherwise) cooperate and use its reasonable best efforts to contest, resist or avoid any such action or proceeding, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, materially delays or materially restricts consummation of the Merger or any other transactions contemplated by this Agreement, including by pursuing reasonable avenues of administrative and judicial appeal. It is understood and agreed that, notwithstanding anything to the contrary set forth herein, in the event such an administrative or judicial action or proceeding is instituted, then the parties shall be obligated to contest and resist such action or proceeding by reasonable litigation and proceedings, including reasonable administrative and judicial action, vacating, lifting, reversing and overturning any decree, judgment, injunction or other order, and pursuing reasonable avenues of administrative and judicial appeal, and such actions shall be deemed to be "reasonable best efforts" for all purposes hereunder.

           (e) Parent agrees that prior to Parent or any of its subsidiaries entering into any agreement ("Reportable Agreement ") to acquire by merger or consolidation with, or by purchase of a substantial portion of the assets of or equity in, or by any other manner, any health insurance or managed healthcare business or any corporation, partnership, association or other business organization or division thereof engaged in the health insurance or managed healthcare business which business is located in California or Texas or has significant operations in California or Texas (a "Reportable Acquisition ") where a Relevant Filing (as defined below) is required to be made in California or Texas in connection with such Reportable Acquisition, Parent shall consult in good faith with the Company prior to Parent or its subsidiaries entering into such Reportable Agreement regarding whether or not such Reportable Acquisition would, or would reasonably be expected to, impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Required Consent (as defined below). If Parent determines in its reasonable discretion (after consulting with the Company) that such Reportable Acquisition would not, and would not reasonably be expected to, impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Relevant Consent, then Parent may enter into the Reportable Agreement with respect to such Reportable Acquisition. If Parent enters into such Reportable Agreement, then Parent agrees to (i) promptly after entering into such Reportable Agreement file with the appropriate Governmental Authority such Relevant Filing and promptly thereafter inquire of such Governmental Authority as to whether or not such Reportable Acquisition would, or would reasonably be expected to, impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Relevant Consent and (ii) promptly withdraw from any such Reportable Acquisition, terminate such Reportable Agreement and not pursue such Reportable Acquisition if any such Governmental Authority indicates (whether by action or inaction) that such Reportable Acquisition would, or would reasonably be expected to, impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Relevant Consent. A "Relevant Filing" shall mean a Form A (or equivalent), Form E (or equivalent), a Form 1011(c) (or equivalent), a merger or a "material modification" filing. A "Relevant Consent" shall mean any authorization, consent, order, declaration or approval of any Governmental Authority in California or Texas necessary to consummate the Merger or other transactions contemplated by this Agreement. It is agreed and understood by the parties that this Section 6.03(e) is in addition to and does not in any manner limit Parent's covenants or obligations set forth elsewhere in this Agreement or the Other Agreements.

           Section 6.04  Indemnification, Exculpation and Insurance.

           (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers and employees of the Company and its Subsidiaries (the "Indemnified Parties") as provided in the Company Certificate, the Company By-laws, existing indemnification agreements or as provided under applicable Law (in each case, as in effect on the date hereof) shall be assumed by the Surviving Entity in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Parent shall indemnify and hold harmless, and provide advancement of expenses to the Indemnified Parties to the same extent such persons are indemnified or have the right to advancement of expenses as of the date hereof by the Company pursuant to the Company Certificate, the Company By-laws, existing indemnification agreements or as provided under applicable Law. The Limited Liability Company Operating Agreement or certificate of incorporation, as appropriate, of the Surviving Entity shall contain, and Parent shall cause the Limited Liability Company Operating Agreement or certificate of incorporation, as appropriate, of the Surviving Entity to contain, provisions no less favorable with respect to indemnification and exculpation of present and former directors and officers of the Company than are presently set forth in the Company Charter and Company By-laws.


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
           (b) For a period of six years after the Effective Time, Parent shall maintain in effect the Company's current directors' and officers' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) covering the Indemnified Parties currently covered by the Company's directors' and officers' liability insurance policy (a correct and complete copy of which has been previously made available to Parent), on terms with respect to such coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may substitute therefor policies of Parent with containing terms with respect to coverage and amount no less favorable to such Indemnified Parties; provided, further, however, that in satisfying its obligation under this Section 6.04(b) Parent shall not be obligated to pay aggregate premiums in excess of 300% of the amount paid by the Company in its last full fiscal year, it being understood and agreed that Parent shall nevertheless be obligated to provide such coverage as may be obtained for such 300% amount.

           (c) The covenants contained in this Section 6.04 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives, and shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

           Section 6.05 Fees and Expenses. All fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of the Company and Parent shall bear and pay one-half of (a) the costs and expenses incurred in connection with filing, printing and mailing the Form S-4 and (b) the filing fees for the premerger notification and report forms under the HSR Act.

           Section 6.06 Public Announcements. Parent and the Company shall consult with each other before issuing, and give each other the reasonable opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form previously agreed to by the parties.

           Section 6.07 Affiliates. Prior to the Effective Time the Company shall deliver to Parent a letter identifying all persons who will be at the time this Agreement is submitted for adoption by the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act and applicable SEC rules and regulations. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent at least ten days prior to the Closing Date a written agreement substantially in the form attached as Exhibit B.

           Section 6.08 Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.


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
           Section 6.09 Tax-Free Reorganization Treatment. The Company, Parent and Merger Sub shall execute and deliver to each of Skadden Arps, special counsel to the Company, and Weil Gotshal, special counsel to Parent and Merger Sub, representation letters, substantially in the forms attached hereto as Exhibits C and E (in the case of the Merger) or Exhibits D and F (in the case of the Reverse Merger), at such time or times as reasonably requested by each such law firm in connection with its delivery of the opinion referred to in Section 7.02(e) or Section 7.03(c), as the case may be or any similar opinion that may be required in connection with the Proxy Statement or Form S-4. Prior to the Effective Time, none of the Company, Parent or Merger Sub shall take or cause to be taken any action which would cause to be untrue any of the representations in such representation letters. Each party shall, and shall cause each of its respective subsidiaries to, use reasonable best efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code.

           Section 6.10 Stockholder Litigation. The Company shall promptly advise Parent orally and in writing of any stockholder litigation against the Company and/or its directors relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement and shall keep Parent fully informed regarding any such stockholder litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation, shall give due consideration to Parent's advice with respect to such stockholder litigation and shall not settle any such litigation prior to such consultation and consideration, provided, however, that the Company further will not, without Parent's prior written consent, settle any such stockholder litigation (a) for an amount greater than five million dollars ($5,000,000) in excess of the Company's coverage under applicable third party insurance policies, individually, or ten million dollars ($10,000,000) in excess of the Company's coverage under applicable third party insurance polices in the aggregate or (b) that involves or has the effect of imposing any material remedy or restriction upon the Company or any of its Subsidiaries other than monetary damages.

           Section 6.11  Employee Matters.

           (a) Parent agrees to honor, or cause the Surviving Entity to honor, from and after the Effective Time any bonus payments for the Company's 2005 fiscal year (or any portion thereof) and, if the Closing occurs in 2006, the Company's 2006 fiscal year (or any portion thereof) under the bonus plans set forth in Section 6.11(a) of the Company Disclosure Letter in accordance with their terms as in effect immediately before the Effective Time and as set forth in Section 6.11(a) of the Company Disclosure Letter.

           (b) Following the Effective Time, Parent shall cause to be provided to individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time and who remain employed with the Surviving Entity or any of Parent's Subsidiaries (the "Affected Employees"), compensation and employee benefits no less favorable in the aggregate than, at Parent's election from time to time, those provided (i) pursuant to the Company's and its Subsidiaries' compensation and employee benefit policies, plans and programs immediately prior to the Effective Time or (ii) to similarly situated employees of Parent and its Subsidiaries. Notwithstanding the generality of the foregoing,
(x) during the 12 month period following the Effective Time, Affected Employees shall be provided with the severance benefits provided under the Company's Severance Plan without adverse amendment as set forth in Section 6.11(b) of the Company Disclosure Letter and (y) Parent shall provide the severance arrangements set forth in Section 6.11(b) of the Company Disclosure Letter.


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
           (c) For all purposes, with respect to any benefit plan, program, arrangement (including any "employee benefit plan" (as defined in Section 3(3) of ERISA) Parent's retiree medical benefit plan and any vacation program), other than under Parent's 2002 Stock Incentive Plan (or any successor plan thereto), Parent shall, and shall cause the Surviving Entity to, recognize the service with the Company and its Subsidiaries (including service recognized by the Company and its Subsidiaries) prior to the Effective Time of the Affected Employees for purposes of such plan, program or arrangement; provided, however, that such recognition shall not result in a duplication of benefits. Parent agrees to honor, or cause the Surviving Entity to honor, all vacation, sick leave and other paid time off accrued by Affected Employees as of the Effective Time.

           (d) With respect to any welfare plan in which employees of the Company and its Subsidiaries are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Entity to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees to the extent such conditions were satisfied under the welfare plans of the Company and its Subsidiaries prior to the Effective Time, and (ii) provide each such employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

           (e) Effective as of the Effective Time, the Company shall, if requested to do so by Parent, terminate its defined contribution 401(k) plan. Parent shall provide, or cause the Surviving Entity to provide, that the Affected Employees are eligible to participate in a defined contribution 401(k) plan immediately following the Effective Time and that such defined contribution plan shall accept "eligible rollover distributions" for Affected Employees from a terminated Company defined contribution 401(k) plan.

           (f) Parent agrees that it shall, or shall cause the Surviving Corporation to, continue the Company Supplemental Executive Retirement Plan without adverse amendment or termination during the 12 month period following the Effective Time.

           (g) At least 30 days prior to the Effective Time, Parent shall provide each of the Affected Employees listed on Section 6.11(g)(1) of the Company Disclosure Letter with a written notice specifying that either (i) the Affected Employee's employment shall be terminated immediately following the Effective Time and that Parent and its affiliates shall honor the senior executive employment agreement between the Company and the Affected Employee in accordance with its terms as in effect on the date hereof on the basis of the Company having terminated the Affected Employee without cause as such term is defined in such agreement, or (ii) the Affected Employee shall be offered a new employment agreement with Parent or an affiliate of Parent which contains terms and conditions that are substantially similar to those contained in the employment agreements provided to the category of Affected Employees identified in Section 6.11(g)(2) of the Company Disclosure Letter.


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
           Section 6.12 Employment Agreements. Notwithstanding anything to the contrary in this Agreement, the Company shall use its reasonable best efforts to cause each of the Covered Employees not to repudiate or otherwise breach the New Employment Agreement to which such Covered Employee is a party.

           Section 6.13 Standstill Agreements, Confidentiality Agreements, Anti-takeover Provisions. During the period from the date of this Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any agreement required to be disclosed pursuant to
Section 3.10(b)(v) hereof to which it or any of its Subsidiaries is a party, other than the Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto. During such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by seeking to obtain injunctions to prevent any material breaches of such agreements and to enforce specifically the material terms and provisions thereof in any court of the United States of America or of any state having jurisdiction. In addition, the Company will not (i) redeem the Company Rights or otherwise take any action to render the Rights Agreement inapplicable to any transaction (other than the transactions contemplated by this Agreement) or any Person (other than Parent and Merger Sub) or (ii) approve a Company Takeover Proposal or Company Superior Proposal for purposes of Section 203 of the DGCL.

           Section 6.14  Letters of the Accountants.

           (a) The Company shall use its reasonable efforts to cause to be delivered to Parent a letter from the Company's independent accountants dated a date on or prior to (but no more than two (2) business days prior to) the date on which the Form S-4 shall become effective addressed to Parent and the Company, in form and substance reasonably satisfactory to Parent and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4; provided that the failure of such a letter to be delivered by the Company's independent accountants shall not result in a failure of a condition to Closing (including Section 7.02(b) hereof).

           (b) Parent shall use its reasonable efforts to cause to be delivered to the Company a letter from Parent's independent accountants dated a date on or prior to (but no more than two (2) business days prior to) the date on which the Form S-4 shall become effective addressed to the Company and Parent, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4; provided that the failure of such a letter to be delivered by Parent's independent accounts shall not result in a failure of a condition to Closing (including Section 7.03(b) hereof).


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
           Section 6.15 Reserves. Except as set forth in Section 6.15 of the Company Disclosure Letter, the Company will cause the Regulated Subsidiaries to maintain an aggregate statutory net worth on a consolidated basis in excess of 300% of their aggregate Authorized Control Level.

                                   ARTICLE VII

                              Conditions Precedent

           Section 7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

           (a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

           (b) Stock Exchange Listing. The shares of Parent Common Stock issuable to the stockholders of the Company as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

           (c) Antitrust. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act and any other clearances or approvals required under applicable competition, merger control, antitrust or similar Law shall have been granted, terminated or shall have expired.

           (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other statute, law, rule, legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger.

           (e) Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

           (f) Closing Consents. The consents, authorizations, orders, permits and approvals listed on Exhibit G hereto shall have been obtained and shall be in full force and effect.

           Section 7.02 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

           (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company set forth in Sections 3.03 and 3.08) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Company Material Adverse Effect qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The representations and warranties of the Company set forth in Sections 3.03 and 3.08 shall be true and correct in all respects (subject, in the case of Section 3.03, to de minimis exceptions for breaches involving a net increase in the number of shares of Company Common Stock, stock options, Company Restricted Shares, Company RSUs and Company DSUs of up to 70,000 in the aggregate) as of the date of this Agreement and as of the Closing Date as though made on the Closing Date. Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to the effect of the foregoing two sentences.


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
           (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

           (c) No Litigation. There shall not be pending any suit, action or proceeding by any federal or state Governmental Authority (i) challenging the acquisition by Parent or Merger Sub of any shares of Company Common Stock, seeking to restrain or prohibit the consummation of the Merger, seeking to place limitations on the ownership of shares of Company Common Stock (or shares of capital stock of the Surviving Entity) by Parent or Merger Sub, which suit, action or proceeding Parent determines, in its reasonable discretion, has a reasonable possibility of being decided in favor of such Governmental Authority or could reasonably be expected to result in material damages or material harm to the business of the Company and its Subsidiaries, taken as a whole, or the Parent and its Subsidiaries, taken as a whole (it being agreed that in the case of measuring the results on Parent and its Subsidiaries in this clause (i), (x) "Subsidiaries" shall not include the Company or its Subsidiaries, (y) "material damages" or "material harm" shall be the level of, and shall be measured as to, what could result in, or could reasonably be expected to result in, "material damages" or "material harm" to the business of the Company and its Subsidiaries, taken as a whole, and not the level or measure of what could result in, or could reasonably be expected to result in, "material damages" or "material harm" on Parent and its Subsidiaries, taken as a whole and (z) the result shall be with respect to Parent and its Subsidiaries), (ii) seeking to (A) prohibit or limit in any respect the ownership or operation by the Company or any of its Subsidiaries or by Parent or any of its Subsidiaries of any portion of any business or of any assets of the Company and its Subsidiaries or Parent and its Subsidiaries, (B) compel the Company or any of its Subsidiaries or Parent or any of its Subsidiaries to divest or hold separate any portion of any business or of any assets of the Company and its Subsidiaries or Parent and its Subsidiaries, as a result of the Merger or (C) impose any obligations on Parent or any of its Subsidiaries or the Company or any of its Subsidiaries to maintain facilities, operations, places of business, employment levels, products or businesses or other obligation relating to the operation of their respective businesses or
(iii) seeking to obtain from the Company, Parent or Merger Sub any damages, payments, covenants or legally binding assurances, which suit, action or proceeding in the case of clauses (ii) and (iii) above would have, or would be reasonably likely to have, individually or in the aggregate, a Negative Regulatory Action.

           (d) Restraint. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in Section 7.02(c) shall be in effect.

           (e) Tax Opinion. Parent shall have received from Weil Gotshal, special counsel to Parent, on the Closing Date, an opinion in form and substance reasonably satisfactory to Parent and dated as of the Closing Date, to the effect that the Merger will qualify for United States Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by Weil Gotshal of customary representation letters from each of Parent, Merger Sub and the Company, in each case, substantially in the form of Exhibits C and E (or D


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
and F). Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. The opinion condition referred to in this Section 7.02(e) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval of the Company's stockholders is obtained with appropriate disclosure.

           (f) Closing Consents. The consents, authorizations, orders, permits and approvals listed on Exhibit G hereto shall have been obtained and shall be in full force and effect, without any conditions, restrictions, limitations, qualifications or requirements, which (if implemented) would constitute, or would be reasonably likely to constitute, individually or in the aggregate, a Negative Regulatory Action.

           Section 7.03 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

           (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the representations and warranties of Parent and Merger Sub set forth in Section 4.07) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Parent Material Adverse Effect qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The representations and warranties of Parent and Merger Sub in Section 4.07 shall be true in all respects. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

           (b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

           (c) Tax Opinion. The Company shall have received from Skadden Arps, special counsel to the Company, on the Closing Date, an opinion in form and substance reasonably satisfactory to the Company and dated as of the Closing Date, to the effect that the Merger will qualify for United States Federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code. The issuance of such opinion shall be conditioned upon the receipt by Skadden Arps of customary representation letters from each of Parent, Merger Sub, and the Company, in each case, substantially in the form of Exhibits C and E (or D and F). Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect. The opinion condition referred to in this Section 7.03(c) shall not be waivable after receipt of the Company Stockholder Approval, unless further stockholder approval of the Company's stockholders is obtained with appropriate disclosure.


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
           Section 7.04 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Sections 7.01, 7.02 or 7.03, as the case may be, to be satisfied if such failure was caused by such party's failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.03.

                                  ARTICLE VIII

                        Termination, Amendment and Waiver

           Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:

           (a) by mutual written consent of Parent and the Company;

           (b) by either Parent or the Company:

               (i) if the Merger shall not have been consummated on or before May 5, 2006 (the "Termination Date"); provided, however, that if on May 5, 2006 the conditions to Closing set forth in Sections 7.01(c), 7.01(f), 7.02(c) or 7.02(f) shall not have been satisfied but all other conditions to Closing shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied on May 5, 2006), then the Termination Date shall be extended to and including August 7, 2006 if either of the Company or Parent notifies the other party in writing on or prior to May 5, 2006 of its election to extend the Termination Date to August 7, 2006; provided, further, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

               (ii) if any Restraint having the effect of permanently restraining, enjoining, or otherwise prohibiting the Merger and the transactions contemplated by this Agreement shall be in effect and shall have become final and nonappealable;

               (iii) if the Company Stockholder Approval shall not have been obtained upon a vote at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

           (c) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 7.02(a) or (b) and (B) is incapable of being cured, or is not cured, by the Company within 30 calendar days following receipt of written notice from Parent of such breach or failure to perform;

           (d) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or (b) and (ii) is incapable of being cured, or is not cured, by Parent within 30 calendar days following receipt of written notice from the Company of such breach or failure to perform; or

           (e) by Parent, within 45 days of the date on which, (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Company Board or any committee thereof shall have failed to publicly confirm its recommendation and declaration of advisability of this Agreement and the Merger within ten (10) business days after a written request by Parent that it do so (or if such written request is initially received within ten (10) business days of the Company Stockholder Meeting, no later than three (3) business days after receipt of such request).

           Section 8.02  Termination Fee.

           (a) In the event that:

               (i) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(i), and (A) a vote to obtain the Company Stockholder Approval has not been held, (B) after the date of this Agreement a Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally (and at least one such Company Takeover Proposal shall not have been withdrawn prior to the event giving rise to the right of termination under Section 8.01(b)(i)) and
          (C) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, either (x) a Company Takeover Proposal with a Person who after the date of this Agreement has made a Company Takeover Proposal prior to the event giving rise to the right of termination under
          Section 8.01(b)(i) or (y) a Material Company Takeover Proposal with a Person who since the date of this Agreement has not made a Company Takeover Proposal prior to such event;

               (ii) this Agreement is terminated by either Parent or the Company pursuant to Section 8.01(b)(iii) and (A) after the date of this Agreement a Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally (and at least one such Company Takeover Proposal shall not have been withdrawn prior to the event giving rise to the right of termination under Section 8.01(b)(iii)) and (B) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, either (x) a Company Takeover Proposal with a Person who after the date of this Agreement has made a Company Takeover Proposal prior to the event giving rise to the right of termination under
          Section 8.01(b)(iii) or (y) a Material Company Takeover Proposal with a Person who since the date of this Agreement has not made a Company Takeover Proposal prior to such event;


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
               (iii) this Agreement is terminated by Parent pursuant to Section 8.01(c) and (A) the Company's breach or failure triggering such termination shall have been willful, (B) after the date of this Agreement a Company Takeover Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally and (C) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, either
          (x) a Company Takeover Proposal with a Person who after the date of this Agreement has made a Company Takeover Proposal prior to the event giving rise to the right of termination under Section 8.01(c) or (y) a Material Company Takeover Proposal with a Person who since the date of this Agreement has not made a Company Takeover Proposal prior to such event;

               (iv) this Agreement is terminated by Parent pursuant to Section 8.01(e) (other than if the Change in Recommendation which resulted in the right of termination under Section 8.01(e) occurred following a Parent Material Adverse Effect), then the Company shall (1) in the case of a Termination Fee payable pursuant to clauses (i), (ii), or (iii) of this Section 8.02(a), upon the earlier of the date of such definitive agreement and such consummation of a Material Company Takeover Proposal or (2) in the case of a Termination Fee payable pursuant to clause (iv) of this Section 8.02(a), on the date of such termination, pay Parent a fee equal to two hundred forty-three million six hundred thousand dollars (the "Termination Fee") by wire transfer of same-day funds. Notwithstanding the foregoing sentence, in the event that the Company proposes to terminate this Agreement at a time when the Termination Fee is payable, the Company shall pay Parent the Termination Fee as described above prior to such termination by the Company. Notwithstanding the foregoing in Section 8.02(a)(i) or Section 8.02(a)(ii), if a Termination Fee would have been payable under Section 8.02(a)(i) or Section 8.02(a)(ii) but for the fact that the person (or any of its Affiliates) with whom the Company shall have reached a definitive agreement to consummate, or shall have consummated, a Material Company Takeover Proposal within twelve (12) months after termination of this Agreement withdrew a Company Takeover Proposal prior to the event giving rise to the right of termination of this Agreement under Section 8.01(b)(i) or Section 8.01(b)(ii), then the Company shall upon the earlier of such definitive agreement and such consummation of a Material Company Takeover Proposal pay Parent the Termination Fee by wire transfer of same-day funds. In the case of a Termination Fee payable pursuant to clause (iii) of this Section 8.02(a), the parties hereby agree that the Termination Fee (including the right to receive such fee or the payment of such fee) shall not limit in any respect any rights or remedies available to Parent and Merger Sub relating to any willful breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive the Termination Fee.

           (b) The Company acknowledges and agrees that the agreements contained in Section 8.02(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. If the Company fails promptly to pay the amount due pursuant to
Section 8.02(a), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.


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
           (c) For purposes of this Agreement, "Material Company Takeover Proposal" shall mean any inquiry, proposal or offer, whether or not conditional,
(a) for a merger, consolidation, dissolution, recapitalization or other business combination in which the stockholders of the Company immediately prior to such transaction will fail to own immediately after such transaction 60% or more of the Company's (if the Company is the publicly traded parent company following such transaction) equity securities or if the Company is not the publicly traded parent company following such transaction 60% or more of the parent company's equity securities into which Company equity securities are converted in such transaction, (b) for a transaction that provides that the directors of the Company immediately prior to the consummation of such transaction will not constitute 70% or more of the directors of the Company immediately after such transaction (if the Company is the publicly traded parent company following such transaction) or if the Company is not the publicly traded parent company following such transaction, 70% or more of the directors of the parent company into which Company equity securities are converted in such transaction, (c) for the issuance of 40% or more of the equity securities of the Company as consideration for the assets or securities of another person or (d) to acquire in any manner (other than (i) in the context of the issuance of equity securities of the Company as consideration for the assets or the securities of another person or (ii) a transaction of a type listed in clause (a) above), directly or indirectly, 20% or more of the equity securities of the Company or assets (including equity securities of any Subsidiary of the Company) that represent 20% or more of the total consolidated assets of the Company, other than the transactions contemplated by this Agreement. In determining the percentage of equity securities of the Company or of the parent company's equity securities owned by the stockholders of the Company following a transaction covered by clause (a), such calculation shall be made on a fully diluted basis and there shall be excluded any equity securities (or securities convertible into equity securities) issued to co-venturers, private equity firms and/or other persons providing financing (debt and/or equity) for such transaction, with any such equity securities (or securities convertible into equity securities) treated as being held by persons other than the stockholders of the Company, regardless of the legal form of the transaction. For purposes of clause
(c) above, there shall be included in the calculation of equity securities issued by the Company (which shall be made on a fully-diluted basis) any equity securities (or securities convertible into equity securities) issued to co-venturers, private equity firms and/or other persons providing financing (debt and/or equity) for such transaction, regardless of the legal form of the transaction.

           Section 8.03 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, other than the provisions of the penultimate sentence of Section 6.02(a), Sections 6.05 and 8.02, this Section 8.03 and Article IX, which provisions shall survive such termination; provided that nothing herein shall relieve any party from any liability for any willful breach.


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           Section 8.04  Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Company Stockholder Approval; provided, however, (i) that after such approval has been obtained, there shall be made no amendment that by Law requires further approval by the stockholders of the Company without such approval having been obtained and (ii) no amendment shall be made to this Agreement after the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

           Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 8.04, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

           Section 8.06 Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 8.01 or an amendment of this Agreement pursuant to Section 8.04 shall, in order to be effective, require, in the case of Parent or the Company, action by the Parent Board or the Company Board, as applicable, or the duly authorized committee or other designee of the Parent Board or the Company Board, as applicable, to the extent permitted by Law.

                                   ARTICLE IX

                               General Provisions

           Section 9.01 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This
Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

           Section 9.02 Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

           if to Parent or Merger Sub, to:

                          UnitedHealth Group Incorporated
                           9900 Bren Road East
                           Minnetonka, MN 55343
                           Facsimile No.:  (952) 936-0044
                           Attention:  General Counsel



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                  with a copy to:

                           Weil, Gotshal & Manges LLP
                           767 Fifth Avenue
                           New York, New York 10153
                           Facsimile No.:  (212) 310-8007
                           Attention:       Thomas A. Roberts
                                            Raymond O. Gietz

                           if to the Company, to:


                           PacifiCare Health Systems, Inc.
                           5995 Plaza Drive
                           Cypress, CA 90630
                           Facsimile No.:  (714) 226-3171
                           Attention: General Counsel

                  with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom LLP
                           Four Times Square
                           New York, New York 10036
                           Facsimile No.:  (212) 735-2000
                           Attention:       Paul T. Schnell
                                            Neil P. Stronski

           Section 9.03 Definitions. For purposes of this Agreement:

           (a) an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

           (b) "Closing Consents" means the consents, authorizations, orders, permits and approvals listed on Exhibit G.

           (c) "Knowledge" of any person that is not an individual means, (i) with respect to the Company regarding any matter in question, the actual knowledge of the employees of the Company and its Subsidiaries listed in Section 9.03(c) of the Company Disclosure Letter and (ii) with respect to Parent regarding any matter in question, the actual knowledge of the employees of Parent and its Subsidiaries listed in Section 9.03(c) of the Parent Disclosure Letter;

           (d) "Other Agreements " shall mean the New Employment Agreements.


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           (e) "Other Core States" means the states of Arizona, Colorado,
Nevada, Oklahoma, Oregon, Texas and Washington.

           (f) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

           (g) "Permitted Liens" means (i) any liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, (ii) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar liens, (iii) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, (iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value of the property subject thereto, (v) statutory landlords' liens and liens granted to landlords under any lease and (vi) any purchase money security interests;

           (h) "Precedent Health Care Transaction" means any acquisition, merger or similar transaction of a publicly traded company in the health insurance or managed health care industries which was consummated within the 24 month period prior to the date hereof.

           (i) "Providers" means all providers of health care, including all hospitals, physicians, physician groups, facilities and ancillary providers; and

           (j) a "Subsidiary" of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

           Section 9.04 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. The


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parties have participated jointly in the negotiating and drafting of this
Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

           Section 9.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission by signing a duplicate original document.

           Section 9.06 Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter, the Exhibits hereto, the documents and instruments relating to the Merger referred to herein and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of
Section 6.04, are not intended to confer upon any person other than the parties any rights, benefits or remedies.

           Section 9.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

           Section 9.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion (and, if so requested by the Company, will assign to a wholly owned corporate subsidiary of Parent) any of or all its rights, interests and obligations under this Agreement to any direct, wholly owned Subsidiary of Parent, provided that (i) no such assignment shall relieve Merger Sub of any of its obligations hereunder and (ii) such assignment shall be null and void if it would preclude satisfaction of the closing conditions set forth in Section 7.02(e) and Section 7.03(c), without any waiver thereof. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

           Section 9.09 Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party hereto (a) hereby waives, in any action for specific performance, the defense of adequacy of a remedy at law and any requirement for the posting of any bond or other security in connection with any such remedy and (b) agrees, in addition to any other remedy to which the other party may be entitled at law or in equity, to the granting of specific performance of this Agreement in any action instituted with respect hereto, including an injunction or injunctions to prevent or restrain breaches, violations, defaults or threatened defaults, violations or breaches of this Agreement and to any other equitable relief, including specific performance, in each case in favor of the other party, without any requirement for the posting of any bond or other security and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in any state court in the State of Delaware. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or of any state court located


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in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a Federal court located in the State of Delaware or a state court located in the State of Delaware.

           Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.






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           IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                  UNITEDHEALTH GROUP INCORPORATED


                                  By:      /s/ William W. McGuire, M.D.
                                           -------------------------------------
                                  Name:    William W. McGuire, M.D.
                                  Title:   Chairman and Chief Executive Officer


                                  POINT ACQUISITION LLC


                                  By:      /s/ Stephen J. Hemsley
                                           -------------------------------------
                                  Name:    Stephen J. Hemsley
                                  Title:   Chief Executive Officer

                                  PACIFICARE HEALTH SYSTEMS, INC.


                                  By:      /s/ Howard G. Phanstiel
                                           -------------------------------------
                                  Name:    Howard G. Phanstiel
                                  Title:   Chairman and Chief Executive Officer





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